AGREEMENT AND PLAN OF MERGER

dated as of July 16, 2012,

among

GLAXOSMITHKLINE PLC,

H. ACQUISITION CORP.

and

HUMAN GENOME SCIENCES, INC.

-i-

TABLE OF CONTENTS

(continued)

-ii-

GLOSSARY

Adverse Recommendation Change	Section 5.2(b)
Affiliate	Section 9.3(a)
Agreement	Preamble
Beneficial Ownership	Section 9.3(b)
Business Day	Section 9.3(c)
Certificate	Section 3.1(c)
Certificate of Merger	Section 2.3
Closing	Section 2.2
Closing Date	Section 2.2
Code	Section 1.1(e)
Commonly Controlled Entity	Section 4.1(k)(i)
Company	Preamble
Company Benefit Agreement	Section 4.1(k)(i)
Company Benefit Plan	Section 4.1(k)(i)
Company Bylaws	Section 4.1(a)
Company Charter	Section 2.5(a)
Company Common Stock	Recitals
Company Director Units	Section 4.1(c)(ii)
Company Disclosure Schedule	Section 4.1
Company Personnel	Section 4.1(k)(i)
Company Recommendation	Section 4.1(d)(i)
Company Restricted Shares	Section 4.1(c)(ii)
Company Rights	Section 4.1(s)
Company RSUs	Section 4.1(c)(ii)
Company SEC Documents	Section 4.1(a)
Company Stock Options	Section 4.1(c)(ii)
Company Stock Plans	Section 4.1(c)(ii)
Compensation Committee	Section 4.1(o)
Competition Law	Section 4.1(d)(iii)
Competition Laws	Section 4.1(d)(iii)
Confidentiality Agreement	Section 1.2(c)
Continuing Director	Section 6.9(b)
Continuing Employee	Section 6.11
Contract	Section 4.1(d)(ii)
Convertible Notes	Section 4.1(c)(ii)
Covered Intellectual Property Rights	Section 4.1(m)(i)
Covered Product	Section 4.1(m)(i)
Covered Securityholders	Section 4.1(o)
DGCL	Section 2.3
Dissenting Shares	Section 3.3
Dissenting Stockholder	Section 3.3
Effective Time	Section 2.3
Employment Compensation Arrangement	Section 4.1(o)
Environmental Claim	Section 4.1(j)(ii)
Environmental Law	Section 4.1(j)(ii)
Environmental Permit	Section 4.1(j)(ii)
ERISA	Section 4.1(k)(i)
Event	Section 9.3(e)
Exchange Act	Section 1.1(b)
Expiration Date	Section 1.1(a)

i

FDA	Section 4.1(n)(ii)
Filed Company SEC Documents	Section 4.1
Financial Advisors	Section 4.1(p)
GAAP	Section 4.1(e)
Governmental Entity	Section 4.1(d)(iii)
Hazardous Material	Section 4.1(j)(ii)
Health Authority	Section 4.1(n)(iii)
Health Law	Section 4.1(n)(iii)
Holder	Section 6.11(b)
HSR Act	Section 4.1(d)(iii)
Indentures	Section 6.11(b)
Information Statement	Section 4.1(d)(iii)
Intellectual Property Rights	Section 4.1(m)(i)
Judgment	Section 4.1(d)(ii)
Knowledge	Section 9.3(d)
Law	Section 4.1(d)(ii)
Legal Restraints	Section 7.1(b)
Liens	Section 4.1(b)
Material Adverse Effect	Section 9.3(e)
Material Contract	Section 4.1(h)(B)
Medicine	Section 4.1(n)(iii)
Merger	Recitals
Merger Consideration	Section 3.1(c)
Merger Sub	Preamble
Minimum Tender Condition	Exhibit A
NASDAQ	Section 4.1(d)(iii)
Offer	Recitals
Offer Amendment Date	Section 1.1(a)
Offer Closing	Section 1.1(b)
Offer Closing Date	Section 1.1(b)
Offer Conditions	Section 1.1(a)
Offer Documents	Section 1.1(c)
Offer Price	Recitals
Option Cancellation Time	Section 6.3(a)(i)
Parent	Preamble
Parent Approval	Section 4.2(b)(i)
Parent Benefit Plan	Section 6.11(b)
Parent Insider	Section 6.9(b)
Paying Agent	Section 3.2(a)
Pending Offer	Recitals
Permits	Section 4.1(i)
Permitted Liens	Section 9.3(e)
Person	Section 9.3(f)
Preferred Stock	Section 4.1(c)(i)
Promissory Note	Section 1.3(b)
Proxy Statement	Section 4.1(d)(iii)
Purchase Plan	Section 4.1(c)(ii)
Release	Section 4.1(j)(ii)
Representatives	Section 5.2(a)
Rights Agreement	Section 4.1(s)

ii

Schedule 14D-9	Section 1.2(b)
SEC	Section 1.1(a)
Secretary of State	Section 2.3
Securities Act	Section 1.3(b)
Series A Preferred Stock	Section 4.1(c)(i)
Stockholder Approval	Section 4.1(d)(i)
Stockholders Meeting	Section 6.1(b)
Subsidiary	Section 9.3(h)
Superior Proposal	Section 5.2(a)
Superior Proposal Notice	Section 5.2(b)
Surviving Corporation	Section 2.1
Takeover Law	Section 4.1(s)
Takeover Proposal	Section 5.2(a)
Tax	Section 4.1(l)(x)
Tax Returns	Section 4.1(l)(x)
Taxes	Section 4.1(l)(x)
Termination Date	Section 8.1(b)(i)
Termination Fee	Section 6.6(b)
Top-Up Option	Section 1.3(a)
Top-Up Shares	Section 1.3(a)

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger dated as of July 16, 2012 (this “Agreement”), by and among GLAXOSMITHKLINE PLC, a public limited company organized under the laws of England and Wales (“Parent”), H. ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and HUMAN GENOME SCIENCES, INC., a Delaware corporation (the “Company”).

WHEREAS, Merger Sub has previously commenced a cash tender offer (the “Pending Offer”) to purchase all of the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), together with the associated Company Rights (as defined below), for so long as such Company Rights are outstanding, subject to certain terms and conditions;

WHEREAS, the Board of Directors of Parent, Merger Sub and the Company have approved the acquisition of the Company on the terms and subject to the conditions set forth in this Agreement and, accordingly, Merger Sub has agreed to amend the Pending Offer (the Pending Offer as amended and as it may be further amended from time to time as permitted under this Agreement, the “Offer”) to provide for the purchase of up to all of the outstanding shares of Company Common Stock for consideration of a price per share of Company Common Stock of $14.25 (such amount, or any other amount per share paid pursuant to the Offer and this Agreement, the “Offer Price”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, following consummation of the Offer, Merger Sub will be merged with and into the Company (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, with the Company surviving the Merger as a wholly-owned Subsidiary of Parent and, except as otherwise set forth herein, each share of Company Common Stock that is not tendered and accepted pursuant to the Offer will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price;

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that the Offer, the Merger, this Agreement and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement, including the Offer and the Merger, and (iii) resolved to recommend that the stockholders of the Company tender their shares of Company Common Stock pursuant to the Offer and, to the extent required by applicable Law, approve the Merger and this Agreement;

WHEREAS, the Board of Directors of Merger Sub has unanimously (i) determined that the Offer, the Merger, this Agreement and the other transactions contemplated hereby are fair to and in the best interests of Merger Sub and (ii) approved, adopted and declared advisable this Agreement, including the Offer and the Merger; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE OFFER

Section 1.1 The Offer.

(a) Subject to the terms of this Agreement, as promptly as practicable (but in no event later than five Business Days) after the date of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, amend the Pending Offer to reflect the execution, terms and conditions of this Agreement. The date on which the Pending Offer is amended, which shall be the date hereof, is referred to in this Agreement as the “Offer Amendment Date”). The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject to the conditions set forth in Exhibit A (the “Offer Conditions”). The Offer shall expire at midnight, New York City time, on the 10th Business Day following the Offer Amendment Date (such time or such subsequent time to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). Merger Sub expressly reserves the right, in its sole discretion, to waive, in whole or in part, any Offer Condition or modify the terms of the Offer; provided, however, that, without the prior written consent of the Company, Merger Sub shall not (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the Offer Price, (iii) change, modify or waive the Minimum Tender Condition; provided that, Parent may, at any time in its sole discretion and without the consent of the Company, amend the Minimum Tender Condition such that the determination of the number of outstanding shares of Company Common Stock on a fully diluted basis shall exclude all options and convertible securities with an exercise price or conversion price greater than the Offer Price, (iv) add to the conditions set forth in Exhibit A or modify or change any Offer Condition in a manner adverse to any holders of Company Common Stock, (v) except as otherwise provided in this Section 1.1(a), extend or otherwise change the Expiration Date of the Offer, (vi) change the form of consideration payable in the Offer or (vii) otherwise amend, modify or supplement any of the terms of the Offer in a manner adverse to any holders of Company Common Stock in their capacity as such. Notwithstanding anything in this Agreement to the contrary, Merger Sub may, in its sole discretion, without consent of the Company, (A) without limiting Parent’s or Merger Sub’s obligations under the following sentence, extend the Offer on one or more occasions, in consecutive increments of up to ten Business Days (or such longer period as the parties hereto may agree) each, if on any then-scheduled Expiration Date of the Offer any of the Offer Conditions shall not have been satisfied or, to the extent waivable by Parent or Merger Sub, waived, and (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange

Commission (the “SEC”) or the staff thereof applicable to the Offer. Parent and Merger Sub agree that, to the extent requested in writing by the Company prior to any then-scheduled Expiration Date of the Offer, Merger Sub shall (and Parent shall cause Merger Sub to) (A) if any of the Offer Conditions set forth in paragraph (a) or (b) of clause (ii) of Exhibit A shall not have been satisfied or, to the extent waivable by Parent or Merger Sub, waived, and provided that it is reasonably expected that such condition or conditions shall be satisfied prior to the Termination Date, extend the Offer on one or more occasions, in consecutive increments of up to ten Business Days each (or such longer period as the parties hereto may agree), until such time as such Offer Conditions are satisfied (but not beyond the Termination Date) and (B) if any of the Minimum Tender Condition or the Offer Conditions set forth in paragraph (d) or (e) of clause (ii) of Exhibit A shall not have been satisfied or, to the extent waivable by Parent or Merger Sub, waived on such then-scheduled Expiration Date, but all the other Offer Conditions set forth in Exhibit A shall be satisfied on such then-scheduled Expiration Date, extend the Offer on one or more occasions, in consecutive increments of up to five Business Days (or such longer period as the parties hereto may agree) each, for an aggregate period of time of not more than 20 Business Days; provided, however, that (i) Merger Sub shall not be required to extend the Offer beyond the Termination Date or at any time Parent or Merger Sub is permitted to terminate this Agreement pursuant to Article VIII and (ii) if the Minimum Tender Condition is not satisfied, but all other Offer Conditions are satisfied or waived, Merger Sub shall only be obligated to extend the Offer for one additional period not to exceed and not less than ten (10) Business Days.

(b) Subject to the terms and conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, accept and pay for (subject to any withholding of Tax pursuant to Section 1.1(e)) all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer that Merger Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the Expiration Date of the Offer. Acceptance for payment of shares of Company Common Stock pursuant to and subject to the conditions of the Offer is referred to in this Agreement as the “Offer Closing,” and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date.” Merger Sub expressly reserves the right, in its sole discretion, to elect to provide for a “subsequent offering period” in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”) following the Offer Closing, and the Offer Documents may, in Merger Sub’s sole discretion, provide for such a reservation of right. If Merger Sub shall commence a subsequent offering period in connection with the Offer, Merger Sub shall accept for payment and pay for all shares validly tendered during such subsequent offering period. The Offer may not be terminated prior to its Expiration Date, unless this Agreement is validly terminated in accordance with Article VIII. If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is terminated in accordance with Section 8.1, prior to the acceptance for payment of Company Common Stock tendered in the Offer, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered Company Common Stock to the registered holders thereof.

(c) As promptly as reasonably practicable following the Offer Amendment Date, Parent and Merger Sub shall file with the SEC an amendment to its Tender Offer

Statement on Schedule TO filed originally on May 10, 2012 under cover of Schedule TO with respect to the Pending Offer, which shall reflect the execution, terms and conditions of this Agreement and contain a supplement to the offer to purchase and a related letter of transmittal (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”). The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company required by the Exchange Act to be set forth in the Offer Documents. Each of Parent, Merger Sub and the Company shall promptly correct any information supplied by it for inclusion or incorporation by reference in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable Federal securities Laws. Parent and Merger Sub shall promptly notify the Company upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Offer Documents, and shall provide the Company with copies of all correspondence between them and their Representatives, on the one hand, and the SEC, on the other hand, and shall use its reasonable best efforts to give the Company the opportunity to participate in any substantive telephonic communications with the staff of the SEC related thereto. Prior to the filing of the Offer Documents (including any amendment or supplement thereto) with the SEC or dissemination thereof to the stockholders of the Company, or responding to any comments of the SEC with respect to the Offer Documents, Parent and Merger Sub shall provide the Company a reasonable opportunity to review and comment on such Offer Documents or response (including the proposed final version thereof), and Parent and Merger Sub shall give reasonable consideration to any such comments.

(d) Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to pay for any shares of Company Common Stock that Merger Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

(e) Merger Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer, the Merger or otherwise pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Merger Sub is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable Law. To the extent that amounts are so withheld and paid over by Merger Sub to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Merger Sub.

(f) For purposes of this Agreement (including exercise of the Top-Up Option) and the Offer, unless otherwise mutually agreed to by the Company and Parent, any shares of Company Common Stock subject to notices of guaranteed delivery shall be deemed not to be validly tendered into the Offer unless and until the shares of Company Common Stock underlying such notices of guaranteed delivery have been delivered to Merger Sub.

Section 1.2 Company Actions.

(a) The Company hereby approves of and consents to the Offer, the purchase of shares of Company Common Stock pursuant to the Offer, the Merger and the other transactions contemplated by this Agreement.

(b) As promptly as reasonably practicable following the Offer Amendment Date, the Company shall file with the SEC an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, together with any supplements or amendments thereto, the “Schedule 14D-9”) containing the Company Recommendation and shall mail the Schedule 14D-9 to the stockholders of the Company. The Company shall also include in the Schedule 14D-9, in its entirety, copies of the opinions of Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC described in Section 4.1(q). Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in the Schedule 14D-9. Each of the Company, Parent and Merger Sub shall promptly correct any information supplied by it for inclusion or incorporation by reference in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the stockholders of the Company, in each case as and to the extent required by applicable Federal securities Laws. The Company shall promptly notify Parent upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Schedule 14D-9, and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, and shall use its reasonable best efforts to give Parent the opportunity to participate in any substantive telephonic communications with the staff of the SEC related thereto. Prior to the filing of the Schedule 14D-9 (including any amendment or supplement thereto) with the SEC or mailing thereof to the stockholders of the Company, or responding to any comments of the SEC with respect to the Schedule 14D-9, the Company shall provide Parent a reasonable opportunity to review and comment on such Schedule 14D-9 or response (including the proposed final version thereof), and the Company shall give reasonable consideration to any such comments. The Company hereby consents to the inclusion in the Offer Documents of the Company Recommendation contained in the Schedule 14D-9.

(c) In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Parent and Merger Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of the most recent practicable date and of those Persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company’s possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files regarding the beneficial owners of Company Common Stock) as Parent may reasonably request in communicating the Offer to holders of Company Common Stock. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated by this

Agreement, Parent and Merger Sub shall hold in confidence the information contained in any such labels, listings and files in accordance with the requirements of the Confidentiality Agreement dated May 25, 2012 between Parent and the Company (as it may be amended from time to time, together with the confidentiality agreement by and between Merger Sub and the Company, dated as of July 15, 2012, as it may be amended from time to time, the “Confidentiality Agreement”), shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall dispose of all copies of such information then in their possession or control in accordance with the terms of the Confidentiality Agreement.

Section 1.3 Top-Up Option.

(a) The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”), exercisable only on the terms and conditions set forth in this Section 1.3, to purchase at a price per share equal to the Offer Price paid in the Offer up to that number of newly issued shares of Company Common Stock (the “Top-Up Shares”) equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent and its Subsidiaries at the time of exercise of the Top-Up Option, shall constitute one share more than 90% of the shares of Company Common Stock outstanding immediately after the issuance of the Top-Up Shares; provided, however, that (i) the Top-Up Option shall not be exercisable for a number of shares of Company Common Stock in excess of the number of shares of Company Common Stock authorized and unissued (treating shares held in the treasury of the Company as unissued) and not reserved for issuance at the time of exercise of the Top-Up Option and (ii) the exercise of the Top-Up Option and the issuance and delivery of the Top-Up Shares shall not be prohibited by any Law or Judgment. The Top-Up Option shall be exercisable at any one time following the Offer Closing and prior to the earlier to occur of (a) the Effective Time and (b) the termination of this Agreement in accordance with its terms. The obligation of the Company to issue and deliver the Top-Up Shares upon the exercise of the Top-Up Option is subject only to the conditions that (i) no Legal Restraint (other than any listing requirement of any national securities exchange) that has the effect of preventing the exercise of the Top-Up Option or the issuance and delivery of the Top-Up Shares in respect of such exercise shall be in effect and (ii) upon exercise of the Top-Up Option, the number of shares of Company Common Stock owned by Parent and Merger Sub constitutes at least one share more than 90% of the shares of Company Common Stock outstanding immediately after the issuance of the Top-Up Shares. The parties hereto acknowledge and agree that, notwithstanding anything to the contrary herein, the failure to obtain approval of the Company’s stockholders of the issuance of Company Common Stock pursuant to the Top-Up Option as a result of applicable stock exchange listing requirements shall not cause any condition of the Offer not to be met. Upon Parent’s written request, the Company shall use its reasonable best efforts to cause its transfer agent to certify in writing to Parent the number of shares of Company Common Stock issued and outstanding as of immediately prior to the exercise of the Top-Up Option after giving effect to the issuance of the Top-Up Shares.

(b) The parties shall cooperate to ensure that the issuance and delivery of the Top-Up Shares comply with all applicable Laws, including compliance with an applicable exemption from registration of the Top-Up Shares under the Securities Act of 1933, as amended

(including the rules and regulations promulgated thereunder, the “Securities Act”). In the event Merger Sub wishes to exercise the Top-Up Option, Merger Sub shall give the Company prior written notice, specifying (i) the number of shares of Company Common Stock owned by Parent and its Subsidiaries at the time of such notice and (ii) a place and a time for the closing of such purchase. The Company shall, as soon as practicable following receipt of such notice, deliver written notice to Merger Sub specifying, based on the information provided by Merger Sub in its notice, the number of Top-Up Shares. At the closing of the purchase of Top-Up Shares, the purchase price owed by Merger Sub to the Company therefor shall be paid to the Company by (i) paying in cash, by wire transfer of immediately available funds to an account designated by the Company, an amount equal to not less than the aggregate par value of the Top-Up Shares and (ii) issuance by Merger Sub to the Company of a non-negotiable and non-transferable promissory note (the “Promissory Note”). The Promissory Note shall (i) be secured by the Top-Up Shares, (ii) bear compounding interest at 3% per annum, with principal and interest due one year after the purchase of the Top-Up Shares, (iii) be prepayable in whole or in part without premium or penalty, (iv) be full recourse to Merger Sub, (v) shall provide that the unpaid principal amount and accrued interest under the Promissory Note shall immediately become due and payable if Merger Sub fails to make any payment of interest on the Promissory Note as provided therein and such failure continues for a period of thirty (30) days or the Merger Sub files or has filed against it any petition under bankruptcy or insolvency law or makes a general assignment of the benefit of creditors and (vi) have no other material terms.

(c) Parent and Merger Sub acknowledge that the Top-Up Shares that Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an applicable exemption from registration under the Securities Act. Each of Parent and Merger Sub hereby represents and warrants to the Company that Merger Sub is, and will be, upon the purchase of the Top-Up Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

(d) Any dilutive impact on the value of shares of Company Common Stock as a result of the issuance of the Top-Up Shares will not be taken into account in any determination of the fair market value of any Dissenting Shares pursuant to Section 262 of the DGCL as contemplated by Section 3.3.

ARTICLE II

THE MERGER

Section 2.1 The Merger.

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

Section 2.2 Closing.

Subject to Article VII, the closing of the Merger (the “Closing”) will take place at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York, at 10:00 a.m., Eastern time, on a date to be specified by the parties, which shall be not later than the second Business Day after satisfaction or, to the extent permitted, waiver of the conditions set forth in Article VII, other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of those conditions, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.3 Effective Time of the Merger.

Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, a certificate of merger (the “Certificate of Merger”) shall be duly prepared, executed and acknowledged by Parent and, to the extent applicable, the Company, in accordance with the relevant provisions of the Delaware General Corporation Law (“DGCL”) and shall be filed by Parent with the Secretary of State of the State of Delaware (the “Secretary of State”) and the parties shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective on such date and at such time as the Certificate of Merger is duly filed with the Secretary of State or at such subsequent date and time as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

Section 2.4 Effects of the Merger.

The Merger shall have the effects specified in the DGCL.

Section 2.5 Certificate of Incorporation and Bylaws.

(a) The certificate of incorporation of the Company, as heretofore amended (the “Company Charter”), shall be amended and restated in its entirety at the Effective Time to be identical to the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, except that all references therein to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

(b) The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation at the Effective Time, except that all references to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

Section 2.6 Directors.

The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.7 Officers.

The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Capital Stock.

At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent or Merger Sub, or the holder of any shares of capital stock or other securities of the Company or Merger Sub:

(a) Capital Stock of Merger Sub. Each share of common stock of Merger Sub, without par value, issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are owned as treasury stock by the Company or any Subsidiary of the Company or owned by Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock. Subject to Section 3.1(d), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares and any shares to be canceled in accordance with Section 3.1(b)) shall be converted into the right to receive from the Surviving Corporation, in cash and without interest, an amount equal to the Offer Price paid in the Offer (the “Merger Consideration”) upon surrender of such share of Company Common Stock pursuant to Section 3.2 and in compliance therewith. At the Effective Time, such shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate, or evidence of shares held in book-entry form, that immediately prior to the Effective Time represented any such shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with the terms of this Agreement.

(d) Adjustment Events. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into, or exchanged for, a different number or class of shares by reason of any stock dividend, split, combination, subdivision or reclassification of shares, reorganization, recapitalization or other similar transaction, then the Offer Price and the Merger Consideration (as applicable) payable per share of Company Common Stock shall be adjusted to fairly reflect the effects of such transaction; provided, however, that nothing in this Section 3.1(d) shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

Section 3.2 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent and reasonably acceptable to the Company to act as agent for the payment of the Merger Consideration upon surrender of Certificates (the “Paying Agent”). At the Effective Time, Parent shall, or shall cause the Surviving Corporation to, deposit with the Paying Agent funds in amounts and at the times necessary for the payment of the Merger Consideration pursuant to Section 3.1(c) upon surrender of Certificates, it being understood that any and all interest or other amounts earned with respect to such funds shall be for the account of and turned over to Parent in accordance with Section 3.2(g).

(b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed (or, if such shares of Company Common Stock are held in uncertificated, book-entry form, receipt of an “agent’s message” by the Paying Agent (it being understood that any references herein to “Certificates” shall be deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock, provided that the holders of any book-entry shares shall not be required to surrender any Certificates in connection with the procedures set forth in this Article III)), and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of Merger Consideration that such holder has the right to receive pursuant to Section 3.1(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, payment of the Merger Consideration in exchange therefor may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if, upon presentation to the Paying Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Taxes have been paid or are not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of a Certificate in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares that were outstanding immediately prior to the Effective Time. If, after the close of business on the day on which the Effective Time occurs, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article III.

(d) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash that would otherwise have been payable in respect of any Certificate that is delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered prior to the date which is 12 months after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(e) Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact in form and substance reasonably satisfactory to Parent by the Person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay the Merger Consideration in respect of such lost, stolen, defaced or destroyed Certificate.

(f) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any other Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

(g) Termination of Fund. At any time following the date which is 12 months after the Effective Time, Parent or the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest or other amounts earned with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter, subject to the time limitations in Section 3.2(d), such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon.

Section 3.3 Dissenter Rights.

Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by a stockholder who is entitled to demand, and who properly demands, appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (a “Dissenting Stockholder”) shall not be converted into the right to receive the Merger Consideration. For purposes of this Agreement, “Dissenting Shares” means any shares of Company Common Stock as to which a Dissenting Stockholder thereof has properly exercised a demand for appraisal pursuant to Section 262 of the DGCL. No Dissenting Stockholder shall be entitled to any Merger Consideration in respect of any Dissenting Shares unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to seek appraisal of its Dissenting Shares under the DGCL, and any Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to the Dissenting Shares owned by such Dissenting Stockholder and not any Merger Consideration. If any Person who otherwise would be deemed a Dissenting Stockholder shall have failed properly to perfect or shall have effectively withdrawn or lost the right to seek appraisal with respect to any Dissenting Shares, such Dissenting Shares shall thereupon be treated as though such Dissenting Shares had been converted into the Merger Consideration pursuant to this Agreement if conditions to payment are met. The Company shall give Parent (a) prompt notice of any written demands appraisal, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ demands for appraisal and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of the Company.

Except as set forth (1) in the Company SEC Documents filed with or furnished to the SEC prior to the execution of this Agreement (the “Filed Company SEC Documents”)

(other than any forward-looking disclosures contained in “Forward Looking Statements” and “Risk Factors” sections of the Filed Company SEC Documents and any other disclosures included therein to the extent they are predictive, cautionary or forward-looking in nature) and only to the extent reasonably apparent from the disclosure therein or (2) in the disclosure schedule to this Agreement delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”) (which Company Disclosure Schedule sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Company Disclosure Schedule relates; provided, however, that any information set forth in one Section or subsection of the Company Disclosure Schedule shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance is readily apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

(a) Organization, Standing and Corporate Power. The Company is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Delaware, each of its Subsidiaries is a corporation, limited liability company or other entity duly incorporated or formed, validly existing and in good standing (in the jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its incorporation or formation, as the case may be, and each of the Company and its Subsidiaries has all requisite power and authority and possesses all governmental licenses, franchises, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted, except where the failure to be in good standing, have such power or authority or possess such governmental licenses, franchises, permits, authorizations or approvals, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing (in jurisdictions that recognize the concept of good standing) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or to be in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent, prior to the execution of this Agreement, complete and accurate copies of the Company Charter and the bylaws of the Company (the “Company Bylaws”), and the comparable organizational documents of each of its Subsidiaries, in each case as amended to the date hereof.

(b) Subsidiaries. Section 4.1(b) of the Company Disclosure Schedule lists each Subsidiary of the Company and, for each such Subsidiary, the jurisdiction of incorporation or formation. All issued and outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”) other than Permitted Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except for the capital stock of, or voting securities or equity interests in, its Subsidiaries or as set forth in Section 4.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock of, or other voting securities or equity interests in, any corporation, limited liability company, partnership, joint venture, association or other entity.

(c) Capital Structure.

(i) The authorized capital stock of the Company consists of 400,000,000 shares of Company Common Stock and 20,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), of which 4,000,000 shares have been classified as Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”).

(ii) At the close of business on July 12, 2012, (A) 200,202,597 shares of Company Common Stock were issued and outstanding, of which 3,300 shares were subject to vesting (the “Company Restricted Shares”), (B) no shares of Company Common Stock were held by the Company in its treasury, (C) 11,624,771 shares of Company Common Stock were reserved for issuance upon conversion of the Company’s 2.25% Convertible Subordinated Notes due 2012 and 37,110,692 shares of Company Common Stock were reserved for issuance upon conversion of the Company’s 3.00% Convertible Senior Notes due 2018 (collectively, the “Convertible Notes”), (D) no shares of Preferred Stock or Series A Preferred Stock were issued or outstanding, (E) all of the shares of Series A Preferred Stock were reserved for issuance pursuant to the exercise of Company Rights, and (F) 30,940,675 shares of Company Common Stock were reserved for issuance pursuant to the Company’s Second Amended and Restated Stock Incentive Plan and the Company’s Non-Employee Director Equity Compensation Plan (such plans, together with the Company’s Employee Stock Purchase Plan, as amended and restated effective January 1, 2011 (the “Purchase Plan”), the “Company Stock Plans”), of which 26,572,818 shares of Company Common Stock were subject to outstanding options (other than purchase rights under the Purchase Plan) to acquire shares of Company Common Stock from the Company (the “Company Stock Options”), 572,062 shares of Company Common Stock were subject to issuance upon settlement of outstanding restricted stock units (the “Company RSUs”), and 32,029 shares of Company Common Stock were subject to issuance upon settlement of outstanding deferred stock units (the “Company Director Units”). As of the date of this Agreement, before giving effect to any “make-whole” adjustments set forth therein, the conversion ratio of (1) the Company’s 2.25% Convertible Subordinated Notes due 2012 is 56.2303 shares of Company Common Stock per $1,000 aggregate principal amount and (2) the Company’s 3.00% Convertible Senior Notes due 2018 is 75.0469 shares of Company Common Stock per $1,000 aggregate principal amount.

(iii) Since the close of business on July 12, 2012 until the date of this Agreement, (A) there have been no issuances by the Company of shares of capital stock or other voting securities or equity interests of the Company, other than issuances of shares of Company Common Stock pursuant to the exercise of Company Stock Options, settlement of Company RSUs, in each case outstanding as of the close of business on July 12, 2012, and (B) there have been no issuances by the Company of securities convertible into, or exchangeable or exercisable for, or options, warrants or other rights to acquire, or shares of deferred stock, restricted stock units, stock-based performance units, stock appreciation rights or “phantom” stock awards with respect to, any such stock, interests or securities, or derivative securities or other rights that are linked to the value of Company Common Stock or the value of the Company or any part thereof, other than purchase rights that accrued in the ordinary course under the Purchase Plan based on the election of participants who participated in such Purchase Plan as of July 12, 2012.

(iv) All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Convertible Notes, Company Stock Options, Company RSUs, Company Director Units or purchase rights under the Purchase Plan will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth above in this Section 4.1(c), as of the date hereof, (A) there are not issued, reserved for issuance or outstanding (1) any shares of capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries, (2) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries, (3) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any of its Subsidiaries or (4) any shares of deferred stock, restricted stock units, stock-based performance units, stock appreciation rights or “phantom” stock awards with respect to any capital stock of the Company or any of its Subsidiaries, or derivative securities or other rights that are linked to the value of the Company Common Stock or the value of the Company, any of its Subsidiaries or any part thereof and (B) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities (except pursuant to the forfeiture of Company Stock Options, Company Restricted Shares, Company RSUs or Company Director Units or the acquisition by the Company of shares of Company Common Stock in settlement of the exercise price of a Company Stock Option or the Tax withholding obligations of holders of Company Stock Options, Company Restricted Shares or Company RSUs, in each case in accordance with their terms as in effect on the date of this Agreement).

(d) Authority; Noncontravention.

(i) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, if required by applicable Law, only to the affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock entitled to vote thereon (the “Stockholder Approval”), and to comply with the provisions of and perform its obligations under this Agreement. The execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and the compliance by the Company with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, if required by applicable Law, to obtaining the Stockholder Approval, or to comply with the provisions of and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other applicable Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity). The Board of Directors of the Company, at a meeting duly called and held and at which a quorum was present, duly adopted resolutions (i) approving and declaring the advisability of this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, (ii) declaring that it is in the best interests of the Company and the stockholders of the Company (other than Parent and its Subsidiaries) that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement and that the stockholders of the Company tender their shares of Company Common Stock pursuant to the Offer, in each case on the terms and subject to the conditions set forth herein, (iii) declaring that the terms of the Offer and the Merger are fair to the Company and the Company’s stockholders (other than Parent and its Subsidiaries) and (iv) recommending that the Company’s stockholders accept the Offer, tender their shares of Company Common Stock pursuant to the Offer and, if required by applicable Law, adopt this Agreement (collectively, the “Company Recommendation”), which resolutions, except to the extent permitted by Section 5.2, have not been rescinded, modified or withdrawn in any way.

(ii) The execution and delivery of this Agreement by the Company do not, and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (x) the Company Charter or the Company Bylaws or the comparable organizational documents of any of the Company’s Subsidiaries, (y) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement, distribution agreement or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, franchise or license, whether oral or written, that is or by its terms purports to be legally binding (each, including all amendments thereto, a

“Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (z) any (A) Federal, state or local, domestic or foreign, statute, law, code, ordinance, rule or regulation of any Governmental Entity (each, a “Law”) or (B) Federal, state or local, domestic or foreign, judgment, injunction, order, writ or decree of any Governmental Entity or arbitrator (each, a “Judgment”), in each case applicable to the Company or any of its Subsidiaries or their respective properties or other assets, subject (i) in the case of the Merger, if required by applicable Law, to obtaining the Stockholder Approval and (ii) to the governmental filings and the other matters referred to in Section 4.1(d)(iii) below, other than, in the case of clauses (y) and (z), any such conflicts, violations, breaches, defaults, rights, losses or Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(iii) No consent, approval, order or authorization of, action or non-action by or in respect of, or registration, declaration or filing with, any Federal, state or local, domestic or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement or the compliance by the Company with the provisions of this Agreement, except for (1) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (including the rules and regulations promulgated thereunder, the “HSR Act”); (2) compliance with any other applicable federal, state, or foreign statute, rule, regulation, order, decree, administrative and judicial doctrine or other Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, lessening of competition, or foreign investment (together with the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, and the Federal Trade Commission Act, as amended, each a “Competition Law” and, collectively, the “Competition Laws”), (3) the filing with the SEC of (A) the Schedule 14D-9, (B) if required by applicable Law, a proxy statement or an information statement of the type contemplated by Rule 14c-2 promulgated under the Exchange Act relating to the approval by the stockholders of the Company of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”), (C) an information statement required in connection with the Offer under Rule 14f-1 under the Exchange Act (as amended or supplemented from time to time, the “Information Statement”) and (D) such reports under the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, (4) the filing of the Certificate of Merger with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (5) any filings or stockholder approvals required under the rules and regulations of The

NASDAQ Stock Market LLC (“NASDAQ”) and (6) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(e) Company SEC Documents.

(i) The Company has filed or furnished, as applicable, all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed or furnished, as applicable, by the Company since and including December 31, 2008, under the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (such documents, together with any documents and information incorporated therein by reference and together with any documents filed or furnished during such period by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”). Each of the financial statements (including the related notes) of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, has been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(ii) Neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, other than liabilities (i) as and to the extent reflected or reserved against on the financial statements (including the related notes) of the Company included in the Filed Company SEC Documents, (ii) incurred in the ordinary course of business consistent with past practice since the date of the most recent financial statements included in the Filed Company SEC Documents or (iii) which would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Between December 31, 2011 and the date of this Agreement, (A) other than as disclosed in the Filed Company SEC Documents, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and (B) there has not been any Event that (outside of liabilities or obligations incurred in connection with, or permitted or contemplated by, this Agreement, the Merger and the other transactions contemplated hereby), individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(iv) The Company has implemented and maintains a system of internal control over financial reporting (as required by Exchange Act Rule 13a-15(a)) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its consolidated financial statements for external purposes in accordance with GAAP, and such system of internal control over financial reporting is effective. The Company has (i) implemented and maintains disclosure controls and procedures (as required by Exchange Act Rule 13a-15(a)) that are designed to ensure that information required to be disclosed by HGS in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time frames specified by the SEC’s rules and forms (and such disclosure controls and procedures are effective), and (ii) disclosed, based on its most recent evaluation of its system of internal control over financial reporting prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)) that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2011, and such assessment concluded that such controls were effective.

(f) Information Supplied. None of the information included or incorporated by reference in the Schedule 14D-9, the Information Statement or the Proxy Statement (and none of the information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents) will, in the case of the Schedule 14D-9, the Information Statement and the Offer Documents, at the respective times the Schedule 14D-9, the Information Statement and the Offer Documents are filed with the SEC or first published, sent or given to the Company’s stockholders or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Stockholders Meeting, contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Schedule 14D-9, the Information Statement or the Proxy Statement based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein and no representation or warranty is made with respect to projected financial information provided or to be provided on behalf of the Company. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

(g) Litigation. As of the date of this Agreement, (A) there is no claim, suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties or any director or officer of the Company in their capacity as such, (B) there is no Judgment outstanding against the Company or any of its Subsidiaries or any of their respective assets and (C) the Company has not received any written notification of, and to the Knowledge of the Company there is no, investigation by any Governmental Entity involving the Company or any of its Subsidiaries or any of their respective assets that, in the case of each of clauses (A), (B) and (C), individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(h) Contracts.

(A) Except for Contracts that are filed as an exhibit to a Filed Company SEC Document, Section 4.1(h) of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 4.1(h)(A) under which the Company or any of its Subsidiaries has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement:

(i) each material Contract to which the Company or any of its Subsidiaries is a party that grants any right of first refusal or first offer to any Person or restricts the ability of the Company or any of its Subsidiaries to (A) compete with any Person in any area, (B) engage in any activity or business in connection with the Company’s business or (C) own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses;

(ii) each joint venture, manufacturing, strategic alliance or partnership agreement or similar arrangement;

(iii) each Contract between the Company or any of its Subsidiaries, on the one hand, and any officer, director or Affiliate of the Company or any of its Subsidiaries, on the other hand, including any Contract pursuant to which the Company or any of its Subsidiaries has an obligation to indemnify such officer, director or Affiliate;

(iv) that involves or relates to (A) indebtedness for borrowed money or the deferred purchase price of goods or services and having an outstanding principal amount in excess of $10,000,000 or (B) any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or contract;

(v) with respect to any acquisition or disposition of any Person or business or material portion thereof pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case that could result in payments in excess of $10,000,000; and

(vi) any other Contract which would prohibit or materially delay the consummation of the Offer or the Merger or any other transaction contemplated by this Agreement.

(B) Each Contract of the Company or any of its Subsidiaries that is required to be set forth on Section 4.1(h) of the Company Disclosure Schedule or required to be filed as an exhibit to the Filed Company SEC Documents (a “Material Contract”) is in full force and effect (except for those Contracts that have expired or have been terminated in accordance with their terms) and is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the Knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the Knowledge of the Company, each other party thereto, in each case, in accordance with its terms, except for such failures to be in full force and effect or to be legal, valid, binding or enforceable that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries has performed or is performing all obligations required to be performed by it under the Material Contracts and is not in breach or default thereunder, and has not waived or failed to enforce any rights or benefits thereunder, and, to the Knowledge of the Company, no other party to any of the Material Contracts is in breach or default thereunder, and there has occurred no event giving to others any right of termination, amendment or cancellation of any Material Contract or any license thereunder, except for, in each case, any such failures to perform, breaches, defaults, waivers, failures to enforce or events that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(i) Permits; Compliance with Laws. The Company and its Subsidiaries have (whether directly or pursuant to Contracts in which third parties have effectively granted to the Company or its Subsidiaries the rights of such third parties) in effect all certificates, permits, licenses, franchises, approvals, concessions, qualifications, registrations, certifications and similar authorizations from any Governmental Entity (collectively, “Permits”) that are necessary for the Company and its Subsidiaries to own, lease or operate their properties and assets and to carry on their businesses as currently conducted, except where the failure to have such Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries is in compliance with the terms of its Permits and all applicable Laws and Judgments, except for those failures to be in compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. This Section 4.1(i) does not relate to environmental matters, labor relations matters, employee benefits matters, or Tax matters.

(j) Environmental Matters.

(i) To the Company’s Knowledge, and except where it would not reasonably be expected to have a Material Adverse Effect, (A) the assets, properties, businesses and operations of each of the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written communication alleging that the Company or any of its Subsidiaries is violation of, or has any liability under, any applicable Environmental Law or Environmental Permit, (B) each of the Company and its Subsidiaries has obtained and is operating in compliance with all applicable Environmental Permits and (C) there is no Environmental Claim pending or threatened against the Company or any of its Subsidiaries or any of their respective predecessors.

(ii) The term “Environmental Claim” means any administrative, regulatory or judicial action, suit, proceeding, order, claim, directive, Lien, or written notice, demand or request or, to the Knowledge of the Company, investigation by or from any Governmental Entity or any other Person alleging liability relating to or arising out of any Environmental Law or Environmental Permit, including a Release of, or human exposure to, any Hazardous Material. The term “Environmental Permit” means any Permit required under any applicable Environmental Law for the Company or its Subsidiaries to conduct its respective businesses. The term “Environmental Law” means any Law or Judgment relating to pollution, or protection or restoration of the environment, natural resources, or human health as it relates to the environment, including laws relating to Releases or threatened Releases of Hazardous materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport, or handling of Hazardous Materials. The term “Hazardous Material” means any (a) medical, biological or biohazardous material (including any infectious material, biological product, bodily fluid, stock, culture, diagnostic specimen, regulated animal, or medical waste) that is regulated as “hazardous” or “toxic” under any Environmental Law, (b) petroleum product, derivative or by-product, asbestos-containing material, radon, urea formaldehyde foam insulation, polychlorinated biphenyls, radioactive materials, toxic mold or fungi, or (c) other chemical, substance, material or waste that in relevant form, quantity or concentration is regulated as “hazardous” or “toxic” under any Environmental Law. The term “Release” means any release, spill, emission, leaking, pumping, emitting, depositing, discharging, injecting, escaping, leaching, dispersing, dumping, pouring, disposing or migrating into, onto or through the environment (including ambient air, surface water, ground water, land surface or subsurface strata).

(k) Employee Benefits.

(i) Section 4.1(k)(i)(1) of the Company Disclosure Schedule sets forth a complete and accurate list of each material (A) “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (B) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), (C) post-retirement or employment health or medical plan, program, policy or arrangement, (D) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (E) severance, change in control, retention or termination plan, program, policy or arrangement or (F) other compensation or benefit plan, program, policy or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by the Company, any of its Subsidiaries or any other Person or entity that, together with the Company, is treated as a single employer under Section 414 of the Code (each, a “Commonly Controlled Entity”) for the benefit of any current or former director, officer, independent contractor who is a natural person, or employee of the Company or any of its Subsidiaries (each, a “Company Personnel”) or in respect of which the Company or any of its Subsidiaries otherwise has any liability (each, and for purposes of this definition, without regard to materiality, a “Company Benefit Plan”). Section 4.1(k)(i)(2) of the Company Disclosure Schedule sets forth a complete and accurate list of each material employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, change in control, retention, termination or other contract between the Company or any of its Subsidiaries, on the one hand, and any Company Personnel, on the other hand (each, a “Company Benefit Agreement”), other than an individual award or participation agreement under a Company Benefit Plan or a contract that is substantially identical to a form of contract listed on Section 4.1(k)(i)(2) of the Company Disclosure Schedule (provided that Section 4.1(k)(i)(2) indicates each member of the Company Personnel who is party to or covered by an Executive Agreement, as defined thereon). With respect to each Company Benefit Plan and Company Benefit Agreement, in existence in written form, the Company has made available to Parent complete and accurate copies of (A) such Company Benefit Plan or Company Benefit Agreement, including any amendment thereto, (B) each trust, insurance, annuity or other funding Contract related thereto, (C) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, to the extent applicable, (D) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service with respect thereto, to the extent applicable and (E) the most recent determination letter (or opinion letter) issued by the Internal Revenue Service, to the extent applicable. There are no material, unwritten Company Benefit Plans or Company Benefit Agreements.

(ii) Except for those matters that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect, (A) (x) each Company Benefit Plan and Company Benefit Agreement (and any related trust or other funding vehicle) has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other applicable Laws, (y) each of the Company and its Subsidiaries is in compliance with ERISA, the Code and all other Laws applicable to Company Benefit Plans and Company Benefit Agreements with respect to employee benefits matters and (z) none of the Company or any of its Subsidiaries has received written notice of, and, to the Knowledge of the Company, there are no investigations by any Governmental Entity with respect to, or termination proceedings or other claims, suits or proceedings (except routine claims for benefits payable in the ordinary course) against or involving, any Company Benefit Plan or Company Benefit Agreement, (B) none of the Company or any Commonly Controlled Entity has engaged in any transactions that are reasonably expected to result in the imposition of penalties pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a Tax pursuant to Section 4975(a) of the Code and (C) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter) from the Internal Revenue Service that such Company Benefit Plan is qualified and the plan and trust related thereto are exempt from Federal income Taxes under Section 401(a) and 501(a), respectively, of the Code, and no condition exists and no event has occurred that would reasonably be expected by the Company to result in the revocation of such letter (or if such Company Benefit Plan has not been determined to be so qualified, such Company Benefit Plan may still be amended within the remedial amendment period to make any amendments necessary to obtain a favorable determination or opinion as to the qualified status of such Company Benefit Plan). All material contributions, premiums and other payments required to be made with respect to each Company Benefit Plan or Company Benefit Agreement have been made on or before their due dates under applicable Law and the terms of such Company Benefit Plan or Company Benefit Agreement, or to the extent not required to be made or paid on or prior to the date hereof, have been fully reflected on the Company’s financial statements to the extent required and in accordance with GAAP.

(iii) None of the Company, any of its Subsidiaries or any Commonly Controlled Entity has, within the past six years, sponsored, maintained, contributed to or been required to maintain or contribute to, or has any actual or contingent liability under, any plan or other arrangement that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan that is subject to the Laws of a foreign jurisdiction. No Company Benefit Plan or Company Benefit Agreement provides material health, medical or other welfare benefits after retirement or other termination of employment (other than continuation coverage required under Section 4980B(f) of the Code, Sections 601 through 609 of ERISA or analogous state Laws) and no circumstances exist that would reasonably be expected by the Company to result in the Company or any of its Subsidiaries becoming obligated to provide any such benefit, other than applicable Law.

(iv) Except as set forth in the Company Disclosure Schedule or as otherwise contemplated by this Agreement, none of the execution and delivery of this Agreement, the obtaining of the Stockholder Approval or the consummation of the Offer or the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (A) entitle any Company Personnel to any compensation or benefit, (B) accelerate the time of payment or vesting, or trigger any material payment or funding, of any compensation or benefit or trigger any other material obligation under any Company Benefit Plan or Company Benefit Agreement or (C) result in any material breach or violation of, or default under, or limit the Company’s right to amend, modify or terminate, any Company Benefit Plan or Company Benefit Agreement. No Company Benefit Plan or Company Benefit Arrangement provides for payments or benefits in connection with the transactions contemplated by this Agreement that, individually or in the aggregate, would fail to be deductible for federal income tax purposes by reason of Section 280G of the Code.

(l) Taxes. Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company:

(i) All Tax Returns required to be filed by the Company and its Subsidiaries have been timely filed (taking into account applicable extensions), and all such Tax Returns were true, correct and complete in all respects. All Taxes due and payable by the Company or its Subsidiaries have been paid on a timely basis (whether or not such Taxes were shown as due and payable on any Tax Returns) or have been adequately reserved against in accordance with GAAP on the Company’s most recent consolidated financial statements.

(ii) Neither the Company nor any of its Subsidiaries is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns other than a group of which the Company is the common parent. Neither the Company nor any of its Subsidiaries has any actual or potential liability for any Taxes of any Person other than the Company or any of its Subsidiaries (A) under U.S. Treasury Regulations Section 1.1502-6 (or any other comparable or similar Law) or (B) as a transferee or successor by contract or otherwise.

(iii) No audit or other proceeding with respect to any Taxes due from the Company or any of its Subsidiaries, or any Tax Return of the Company or any of its Subsidiaries, is pending. Each assessed deficiency resulting from any audit or other proceeding with respect to Taxes by any Governmental Entity has been timely paid and fully satisfied.

(iv) No extension of the statute of limitations on the assessment or collection of any Taxes has been granted by the Company or any of its Subsidiaries and is currently in effect.

(v) Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” as defined in Section 1.6011-4(b)(2) of the U.S. Treasury Regulations or any transaction requiring similar disclosure under state, local or federal Law.

(vi) No Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for Permitted Liens.

(vii) Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during a three-year period ending on the date hereof that was purported or intended to qualify for tax-free treatment pursuant to Section 355(a) of the Code.

(viii) Neither the Company nor any Subsidiary is a party to or is bound by any Tax sharing, indemnification or allocation agreement other than in the ordinary course.

(ix) The Company and its Subsidiaries have withheld from payments to their employees, independent contractors, creditors, shareholders and any other applicable Person (and timely paid to the appropriate taxing authority) proper and accurate amounts in compliance with all Tax withholding provisions of applicable Laws (including income, social security, and employment Tax withholding for all types of compensation and withholding of Tax on dividends, interest, and royalties and similar income earned by nonresident aliens and foreign corporations).

(x) For purposes of this Agreement, (A) “Tax” and “Taxes” mean all taxes, charges, fees, levies or other similar assessments or liabilities in the nature of taxes, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States or any state, government, or any agency thereof, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (B) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a Governmental Entity (including any schedule or attachment thereto) in connection with Taxes.

(m) Intellectual Property.

(i) To the Company’s Knowledge, except as otherwise previously disclosed to Parent, each of the Company and its Subsidiaries owns, or is licensed or otherwise has the right to use all patents, patent applications, trademarks, trade dress, trade names, domain names, service marks, copyrights, inventions, trade secrets, technical know-how, proprietary data in new drug applications, and clinical trial data (collectively, the “Intellectual Property Rights”) used by the Company or any of its Subsidiaries in the research, development, clinical testing, manufacturing, use, sale and distribution of any Covered Product as such business is currently conducted with respect to such Covered Products (such Intellectual Property Rights with respect to the Covered Products, the “Covered Intellectual Property Rights”), except for those failures to so own, license or otherwise have the right to use, that individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Covered Product” means the products, product candidates or compounds set forth in Section 4.1(m)(i) of the Company Disclosure Schedule.

(ii) To the Company’s Knowledge, except as otherwise previously disclosed to Parent and except for any such infringement that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has infringed, has been accused of infringing or is infringing any patent or other Intellectual Property Rights of a third party. To the Company’s Knowledge (but without any duty of inquiry), no person has infringed, has been accused of infringing, is infringing or, upon commercialization of any product, product candidate or compound, will infringe any material Intellectual Property Rights owned by or exclusively licensed to the Company or any of its Subsidiaries, except for any infringements that individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(iii) Except as disclosed in the Filed Company SEC Documents, no material claims, cancellations, oppositions, interferences, reissuances, reexaminations, or declaratory judgment actions are pending or, to the Company’s Knowledge, threatened in writing, in each case, against the Company or any of its Subsidiaries with regard to the ownership or license rights of the Company or any of its Subsidiaries in any of their respective Covered Intellectual Property Rights or the validity or enforceability thereof, except for any claims, cancellations, oppositions, interferences, reissuances, reexaminations, or declaratory judgment actions that individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect and, to Company’s Knowledge, there is no basis for any such claim.

(iv) Neither this Agreement nor the transactions contemplated hereunder will result in, by virtue of any contract, agreement, order or judgment binding upon Company or any of its Subsidiaries: (i) Parent or its Subsidiaries granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to Parent or its Subsidiaries, or (ii) Parent or its Subsidiaries being bound by, or subject to, any non-compete or other material restriction on the operation or scope of its businesses.

(n) Regulatory Compliance.

(i) Except as disclosed in the Filed Company SEC Documents, (A) each Medicine that is or has been researched, developed, manufactured, supplied, promoted, co-promoted, tested, distributed, marketed, commercialized or sold by or on behalf of the Company or any of its Subsidiaries is in compliance in all material respects with all applicable Health Laws and any applicable letters or notices issued or administered by any Health Authority, and (B) none of the Company, any of its Subsidiaries or, to the Company’s Knowledge, any partner or other third party which pursuant to a Contract with the Company or any of its Subsidiaries co-develops, co-promotes, co-markets or otherwise has a license to develop, market or sell any Medicine of the Company or any of its Subsidiaries has received any written notice or other communication from any Health Authority (x) withdrawing approval of any Medicine of the Company or any of its Subsidiaries or placing on “clinical hold” any clinical trial sponsored by the Company or any of its Subsidiaries, (y) alleging any material violation of any Health Law or (z) commencing, or threatening to commence, any material regulatory actions.

(ii) Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any officer, employee or agent of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to any Health Authority, failed to disclose a material fact required to be disclosed to any

Health Authority or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement, including with respect to any scientific data or information, that, at the time such disclosure was made or failure to disclose occurred, would reasonably be expected to provide a basis for the U.S. Food and Drug Administration (the “FDA”) to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991), or for any other Health Authority or Governmental Entity to invoke any similar policy. Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Laws or authorized by 21 U.S.C. § 335a(b) or any similar Laws. Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the Federal health care programs under Section 1128 of the Social Security Act or any similar Laws.

(iii) For purposes of this Agreement, (x) the term “Health Law” means any Law of any Governmental Entity (including multi-country organizations) the purpose of which is to ensure the safety, efficacy and quality of medicinal and pharmaceutical products by regulating the research, development, manufacturing and distribution of these products, including Laws relating to good laboratory practices, good clinical practices, investigational use, product marketing authorization, manufacturing facilities compliance and approval, good manufacturing practices, labeling, advertising, promotional practices, safety surveillance, record keeping and filing of required reports such as the U.S. Food, Drug and Cosmetic Act of 1938, as amended, the Public Health Service Act, as amended, the associated rules and regulations promulgated thereunder and all of their foreign equivalents, (y) the term “Health Authority” means the Governmental Entities which administer Health Laws including the FDA, the European Medicines Agency and other equivalent agencies, and (z) the term “Medicine” means all medicinal or pharmaceutical products regulated by Health Authorities with respect to which an Investigational New Drug application, New Drug Application, or Biologics License Application (or the foreign equivalent thereof) for authorization to commence human clinical trials has been filed with the FDA (or foreign equivalent thereof) and the Covered Products.

(iv) Neither the Company, any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective directors, officers, employees, agents or distributors has violated in any material respect any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any comparable foreign Law relating to anti-bribery or corruption matters. Neither the Company nor any of its Subsidiaries nor, to the knowledge of Company, any of their respective directors, officers, employees, agents or distributors has paid or given, offered or promised to pay or give, or authorized or ratified the payment or giving, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other government official or employee or any political party or agent or candidate for political office or Governmental Entity for the direct or indirect purpose of influencing any act or decision of such Person or of the Governmental Entity to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage that has or would be reasonably likely to result in a material violation of applicable Law.

(o) Rule 14d-10 Matters. All amounts payable to holders of Company Common Stock and other securities of the Company (the “Covered Securityholders”) pursuant to the Company Benefit Plans and the Company Benefit Agreements (i) are being paid or granted as compensation for past services performed, future services to be performed or future services to be refrained from performing by the Covered Securityholders (and matters incidental thereto) and (ii) are not calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. The Board of Directors of the Company has determined that each member of the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) is an “Independent Director” within the meaning of the applicable NASDAQ Rules and is an “Independent Director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act. The Compensation Committee (A) at a meeting duly called and held at which all members of the Compensation Committee were present, duly and unanimously adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”) (1) each Company Stock Plan, (2) the treatment of the Company Stock Options, Company Restricted Shares, Company RSUs, Company Director Units and rights to purchase shares of Company Common Stock under the Purchase Plan in accordance with the terms set forth in this Agreement, the applicable Company Stock Plan and any applicable Company Benefit Plans and Company Benefit Agreements, (3) the terms of Section 6.4 of this Agreement and (4) each other Company Benefit Plan and Company Benefit Agreement, which resolutions have not been rescinded, modified or withdrawn in any way, and (B) has taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements.

(p) Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person (other than Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC and Dr. Stelios Papadopoulos (collectively, the “Financial Advisors”)) , the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement and the transactions contemplated hereby based upon arrangements made on behalf of the Company. The Company has provided Parent with complete and correct copies of each of the engagement letters as in effect on the date hereof with each of Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC and Dr. Stelios Papadopoulos.

(q) Affiliate Transactions. No executive officer or director of the Company or any of its Subsidiaries and, to the knowledge of the Company, no Person currently owning five percent (5%) or more of the shares of Company Common Stock, is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing within the last twelve (12) months, in each case, that is of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(r) Opinions of Financial Advisors. The Board of Directors of the Company has received the oral opinion of each of Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC to be confirmed in writing, to the effect that, as of the date hereof, and based upon and subject to the limitations, qualifications and assumptions set forth in its written opinion, the $14.25 per share in cash to be paid to the holders (other than Parent and its Affiliates) of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders. Copies of such opinions in written form will be provided to Parent solely for informational purposes promptly after the receipt thereof by the Company.

(s) Anti-takeover Statutes and Rights Agreement. Assuming that neither Parent nor any of its Affiliates is an “interested stockholder” (as defined in Section 203 of Delaware Law) as of immediately prior to the execution and delivery of this Agreement, the Company has taken all action necessary to exempt the Offer, the Merger, this Agreement and the transactions contemplated hereby from the restrictions on business combinations of Section 203 of the DGCL. To the knowledge of the Company, except for Section 203 of the DGCL, no other “control share acquisition,” (“Takeover Law”) “fair price,” “moratorium” or other anti-takeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby. The Company has taken all action necessary to render the rights (“Company Rights”) issued pursuant to the Rights Agreement dated as of May 16, 2012 between the Company and American Stock Transfer & Trust Company, LLC (“Rights Agreement”) inapplicable to the Offer, the Merger, this Agreement and the transactions contemplated hereby.

(t) Insurance. The Company and its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of the Company and its Subsidiaries that, to the Company’s Knowledge, are customary and adequate for companies of similar size in the industries and locales in which the Company and its Subsidiaries operate.

Section 4.2 Representations and Warranties of Parent and Merger Sub.

Parent and Merger Sub represent and warrant to the Company as follows:

(a) Organization. Each of Parent and Merger Sub is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so incorporated, validly existing or in good standing, or to have such power or authority, would not, individually or in the aggregate with such other failures, reasonably be expected to prevent, materially impede or materially delay the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement.

(b) Authority; Noncontravention.

(i) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger if required by applicable Law, to the affirmative vote of Parent as the sole stockholder of Merger Sub in favor of approving this Agreement, or if not so required, to the taking by Parent of such action as is necessary to cause the Merger to become effective in accordance with the DGCL (collectively, the “Parent Approval”), and to comply with the provisions of this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated by this Agreement and the compliance by Parent and Merger Sub with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to obtaining the Parent Approval, or to comply with the provisions of this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes legal, valid and binding obligations of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms.

(ii) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated by this Agreement and compliance by Parent and Merger Sub with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or Merger Sub under (x) the Certificate of Incorporation or Bylaws of Parent or the Certificate of Incorporation or Bylaws of Merger Sub, (y) any Contract to which Parent or Merger Sub is a party or any of their respective properties or other assets is subject or (z) subject to the governmental filings and other matters referred to in Section 4.2(b)(iii) below, any Law or Judgment, in each case applicable to Parent or Merger Sub or their respective properties or other assets, other than, in the case of clauses (y) and (z), any such conflicts, violations, breaches, defaults, rights, losses or Liens that would not reasonably be expected to prevent, materially impede or materially delay the consummation by Parent of the Offer, the Merger or the other transactions contemplated by this Agreement.

(iii) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Offer, the Merger or the other transactions contemplated by this Agreement or the compliance by Parent and Merger Sub with the provisions of this Agreement, except for (1) compliance with the HSR Act, (2) compliance with other applicable Competition Laws (3) the filing with the SEC of the Offer Documents, (4) the filing of the Certificate of Merger with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business and (5) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings, the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to prevent, materially impede or materially delay the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement.

(c) Information Supplied. None of the information included or incorporated by reference in the Offer Documents (and none of the information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Schedule 14D-9, the Information Statement or the Proxy Statement) will, (A) in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company’s stockholders or (B) in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Stockholders Meeting, contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Offer Documents based on information supplied by the Company specifically for inclusion or incorporation by reference therein. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act.

(d) Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Offer, the Merger and the other transactions contemplated by this Agreement and has engaged in no business other than in connection with the Offer, the Merger and the other transactions contemplated by this Agreement.

(e) Sufficiency of Funds. Parent has sufficient funds, or access to sufficient funds, to consummate the Offer and the Merger on the terms contemplated by this Agreement, and, at the Offer Closing and the Effective Time, Parent will have available all of the funds necessary for (i) the acquisition of all shares of Company Common Stock pursuant to the Offer, (ii) the payment of the Merger Consideration pursuant to the Merger and (iii) the payment to the Company of funds sufficient to pay holders of Company Stock Options, Company Restricted Shares, Company RSUs and Company Director Units in accordance with the provisions of Section 6.4.

(f) Company Stock. Other than as described in the Offer Documents, neither Parent nor Merger Sub, nor any of their respective “affiliates” or “Associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) has Beneficial Ownership of any Company Common Stock or other securities of the Company or any of its Subsidiaries. Neither Parent nor Merger Sub nor any of their respective affiliates is or has been within the last three (3) years an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company.

(g) Litigation. As of the date of this Agreement, (A) there is no claim, suit, action or proceeding pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries or any of their respective assets or properties, (B) there is no Judgment outstanding against Parent or any of its Subsidiaries or any of their respective assets and (C) Parent has not received any written notification of, and to the Knowledge of Parent there is no, investigation by any Governmental Entity involving Parent or any of its Subsidiaries or any of their respective assets that, in the case of each of clauses (A), (B) and (C), individually or in the aggregate, would reasonably be expected to prevent, materially impede or materially delay the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement.

Section 4.3 No Other Representations or Warranties; Investigation by the Parent.

Parent and Merger Sub each acknowledges and agrees that (i) it has had an opportunity to discuss the business of the Company with the Company, (ii) it has been afforded the opportunity to ask questions of and receive answers from the Company and (iii) except for the representations and warranties contained in Section 4.1, neither Parent nor Merger Sub has relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or with respect to any information made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement. The Company makes no representations and warranties except as set forth in Section 4.1. Moreover, neither the Company, the Company’s Subsidiaries, nor any of their respective directors, officers, employees, affiliates, agents or Representatives nor any other Person will have or be subject to any liability or obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in the data rooms or management presentations in connection with the transactions contemplated by this Agreement, unless any such information is included or incorporated in a representation or warranty contained in Section 4.1.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1 Conduct of Business.

(a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or as specifically contemplated by this Agreement or as set forth in Section 5.1(a) of the Company Disclosure Schedule, the Company shall, and shall cause each of its Subsidiaries to, carry on its respective businesses in the ordinary course consistent with past practice and comply with all applicable

Laws and use its reasonable best efforts to keep available the services of its present officers and other employees and to preserve its assets and its relationships with customers, suppliers, distributors and others having business dealings with it and maintain its franchises, rights and Permits in all material respects. Further, during the period from the date of this Agreement to the Effective Time, except (1) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (2) as may be required by applicable Law (including the rules of NASDAQ, excluding any stockholder voting requirements contained therein), (3) as specifically contemplated by this Agreement or (4) as set forth in Section 5.1(a) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to:

(i)  (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, property, stock or other securities) in respect of, any of its capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly-owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting interests, or (C) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities (except pursuant to the forfeiture of Company Stock Options, Company Restricted Shares, Company RSUs, Company Director Units or the acquisition by the Company of shares of Company Common Stock in settlement of the exercise price of Company Stock Options or the Tax withholding obligations of holders of Company Stock Options, Company Restricted Shares or Company RSUs);

(ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire, any such stock, interests or securities or any stock appreciation rights, restricted stock units, stock-based performance units, “phantom” stock awards or other rights that are linked to the value of Company Common Stock or the value of the Company or any part thereof; provided, however, that the Company may issue shares of Company Common Stock pursuant to the due exercise of outstanding Company Stock Options granted prior to the date hereof, the exercise of purchase rights under the Purchase Plan, the settlement of outstanding Company RSUs or Company Director Units granted prior to the date hereof and the Top-Up Option;

(iii) amend the Company Charter or the Company Bylaws or other comparable charter or organizational documents of any of the Company’s Subsidiaries;

(iv) acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any Person or business or division thereof;

(v) sell, lease, license, sell and lease back, mortgage or otherwise subject to any Lien or otherwise dispose of or abandon any of its properties or assets (including any shares of capital stock, equity or voting interests or other rights, instruments or securities), except (with respect to assets other than intellectual property) in the ordinary course of business and for Permitted Liens;

(vi) (A) repurchase, prepay, incur or modify any indebtedness for borrowed money, including by way of a guarantee or an issuance or sale of debt securities or issue and sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, or (B) make any loans, advances or capital contributions to, or investments in (including, for the avoidance of doubt, the reinvestment of any proceeds received from any such investment, whether received in the form of a dividend or distribution or redemption or expiration of such investment or otherwise), any other Person, other than the Company or any direct or indirect wholly-owned Subsidiary of the Company, and except for (1) advances to employees in respect of travel or other related ordinary expenses in the ordinary course of business consistent with past practice and (2) investments pursuant to the Company’s treasury function in the ordinary course as to instruments with a maturity of less than 10 days;

(vii) incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith, other than in the ordinary course of business;

(viii) (A) pay, discharge, settle or satisfy any claims (including any claims of stockholders and any stockholder litigation relating to this Agreement or any transaction contemplated by this Agreement or otherwise) liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice, or as required by their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reserved against in the Company’s most recent financial statements (including the notes thereto) included in the Filed Company SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, other than the fees and expenses of Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC and Dr. Stelios Papadopoulos and other transaction costs related to this Agreement and the transactions contemplated hereunder, (B) waive, relinquish, release, grant, transfer or assign any right of material value or (C) disclose any confidential or proprietary information of the Company or any of its Subsidiaries other than in the ordinary course pursuant to a confidentiality agreement restricting the right of the recipient thereof to use and disclose such confidential or proprietary information;

(ix) modify or amend in any material respect any Material Contract, waive, release, assign or fail to exercise or pursue any material rights or claims under any Material Contract or accelerate, terminate or cancel any Material Contract or enter into any contract that would be a Material Contract if entered into prior to the date hereof;

(x) except as required to ensure that any Company Benefit Plan or Company Benefit Agreement in effect on the date of this Agreement (or the administration thereof) is not out of compliance with applicable Law or as required to comply with any Company Benefit Plan or Company Benefit Agreement in effect on the date of this Agreement or as specifically required pursuant to this Agreement (A) adopt, enter into, or establish any new Company Benefit Plan or Company Benefit Arrangement, or terminate, amend or modify any existing Company Benefit Plan or Company Benefit Agreement, (B) increase in any manner the compensation or benefits of, or pay any bonus to, or grant any loan to, any Company Personnel, other than pursuant to written agreements in effect or promotions made prior to the date of this Agreement , (C) grant any new or amend any existing awards under any Company Benefit Plan or otherwise (including the grant or amendment of any equity or equity-based or related compensation) or remove or modify existing restrictions in any Company Benefit Plan or Company Benefit Agreement or awards made thereunder, (D) fund or make any contribution to any Company Benefit Plan or trust not required to be funded or contributed to by its terms or applicable Law as of the date hereof; or (E) grant or pay any severance, separation, change in control, retention, incentive compensation, termination or similar compensation or benefits to, or increase in any manner the severance, separation, change in control, retention, incentive compensation, termination or similar compensation or benefits of, any Company Personnel, other than pursuant to written offers made to new hires prior to the date of this Agreement;

(xi) form any Subsidiary of the Company;

(xii) adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of the Company or any of its Subsidiaries;

(xiii) subject to Section 5.2, enter into, approve or recommend (or propose publicly to approve or recommend), or permit any of the Company’s Subsidiaries to enter into, any agreement requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere or be inconsistent with, the Offer, the Merger or any of the other transactions contemplated by this Agreement or requiring, or reasonably expected to cause, the Company to fail to comply with this Agreement;

(xiv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity;

(xv) take any action that would reasonably be likely to result in any of the conditions of the Offer set forth on Exhibit A or to the Merger set forth in Article VII not being satisfied or intended to prevent, delay or impair the ability of the Company to consummate the Merger;

(xvi) enter into any transaction of the type described in Section 4.1(q);

(xvii) fail to keep in force insurance policies or replacement or revised provisions providing insurance coverage with respect to the assets, operations and activities of the Company as are currently in effect;

(xviii) compromise, settle or agree to settle any material litigation or other proceeding or any other litigation or proceeding relating to the Offer, this Agreement or the transactions contemplated hereby; or

(xix) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(b) Certain Tax and Accounting Matters. During the period from the date of this Agreement to the Effective Time, except as required by applicable Tax Law or with Parent’s prior written consent, neither the Company nor any of its Subsidiaries will (A) file any material amended Tax Return or give or request any waiver of a statute of limitation with respect to any Tax Return or (B) settle or compromise any suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any material amount of Tax or enter into any material closing agreement that could materially adversely affect Parent’s Tax liability or (C) make, change or revoke any material Tax election or change any annual Tax accounting period.

(c) Conduct of Business by Parent and Merger Sub. During the period from the date of this Agreement to the Offer Closing Date, each of Parent and Merger Sub agrees that it shall not take any action that it knows would reasonably be expected to result in any conditions to the Offer set forth in Exhibit A not being satisfied.

Section 5.2 No Solicitation.

(a) Subject to this Section 5.2(a), the Company shall not, nor shall it permit any of its controlled Affiliates to, nor shall it authorize or permit any of its or its controlled Affiliates’ directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate, propose or knowingly encourage, or take any other action to knowingly facilitate (including redeeming, amending or waiving any of the Company Rights or taking any similar action under the Rights Agreement or waiving Section 203 of the DGCL), any Takeover Proposal or any inquiries or offers or the making of any proposal or any other efforts or attempt that could reasonably be expected to lead to a Takeover Proposal or (ii) enter into, continue or otherwise knowingly participate in any communications or negotiations regarding, or furnish to any Person any information with respect to, or otherwise knowingly cooperate in any way with any Person with respect to, any Takeover Proposal or any inquiries or offers or the making of any proposal or any other efforts or attempt that could reasonably be expected to lead to a Takeover Proposal. The Company shall, and shall cause its Subsidiaries and direct its Representatives to, immediately cease and cause to be terminated all existing communications and negotiations with any Person conducted heretofore with respect to any Takeover Proposal and shall request the prompt return or destruction of all confidential information previously furnished in connection therewith. Notwithstanding anything in this Agreement to the contrary, if, at any time prior to the Offer Closing, the Company, in response to a bona fide written Takeover Proposal received after the date hereof that the Board of Directors of the Company or any committee thereof determines in good faith (after consultation with its outside legal counsel and financial advisor) (x) constitutes or would reasonably be expected to lead to a Superior Proposal and (y) that failure to respond to such Takeover Proposal would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, and which Takeover Proposal was not solicited after the date hereof and did not otherwise result from a breach of this Section 5.2, may, and may permit and authorize its Affiliates and its and its Affiliates’ Representatives to, in each case subject to compliance with Section 5.2(c) and the other provisions of this Agreement, (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its Representatives) pursuant to a confidentiality agreement which contains terms with respect to the maintenance of confidentiality of Company information that are no less favorable to the Company than those contained in the Confidentiality Agreement and (B) participate in discussions or negotiations with the Person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal; provided, that the Company shall concurrently provide or make available to Parent any information concerning the Company or its Subsidiaries provided to such third party which was not previously provided to Parent.

For purposes of this Agreement, the term “Takeover Proposal” means any proposal, inquiry or offer (whether or not in writing) from any Person (other than Parent or Merger Sub or any of their Affiliates) with respect to, in a single transaction or series of transactions, any (i) merger, consolidation, share exchange, other business combination or similar transaction involving the Company, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Subsidiary of the Company or otherwise), of any business or asset or assets of the Company or any of its Subsidiaries representing 15% or more of the consolidated net income, revenues or assets (whether determined by reference to book value or fair market value) of the Company and its Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) or any interest in such securities representing 15% or more of the outstanding shares of Company Common Stock or of the voting power of the Company’s capital stock, (iv) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, Beneficial Ownership, or the right to acquire Beneficial Ownership, or formation of any group which beneficially owns or has the right to acquire Beneficial Ownership of, 15% or more of the outstanding shares of Company Common Stock or of the voting power of the Company’s capital stock or (v) combination of the foregoing.

For purposes of this Agreement, the term “Superior Proposal” means any bona fide written offer, which was not solicited after the date hereof and did not result from a breach of Section 5.2(a), made by any Person (other than Parent or Merger Sub or any of their Affiliates) that, if consummated, would result in such Person (or in the case of a direct merger between such Person and the Company, the stockholders of such Person) acquiring, directly or indirectly, more than 50% of the outstanding shares of Company Common Stock or of the voting power of the Company’s capital stock or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, and which offer the Board of

Directors of the Company reasonably determines in good faith (after consultation with its outside legal counsel and financial advisor) (i) provides a higher value from a financial point of view to the stockholders of the Company than the consideration payable in the Offer and the Merger (taking into account all of the terms and conditions of such proposal and this Agreement (including any changes to the terms of the Offer or this Agreement proposed by Parent in response to such offer or otherwise)) and (ii) is reasonably likely to be completed in a timely fashion, taking into account the conditionality and likelihood of consummation and all financial, legal, regulatory and other aspects of such proposal.

(b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withhold, withdraw (or not continue to make), change, qualify or modify in a manner adverse to Parent or Merger Sub, or propose publicly to withhold, withdraw (or not continue to make), change, qualify or modify in a manner adverse to Parent or Merger Sub, the Company Recommendation or any approval or recommendation by any such committee regarding this Agreement, the Offer and the Merger, or approve or recommend, or propose publicly to approve or recommend any Takeover Proposal, or resolve or agree to take any such action, (ii) fail to include the Company Recommendation in the Offer Documents, or (iii) approve or recommend, or propose publicly to approve, recommend or permit the Company or any of its Affiliates to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal (other than a confidentiality agreement in accordance with Section 5.2(a)) (any such action or resolution or agreement to take such action in clauses (i) - (iii) above being referred to herein as an “Adverse Recommendation Change”). Notwithstanding the foregoing and anything in this Agreement to the contrary, but subject to the last sentence of this Section 5.2(a), at any time prior to the Offer Closing, the Board of Directors of the Company may, after determining in good faith (after consultation with its outside legal counsel and financial advisor) that the failure to take such action likely would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, (x) effect an Adverse Recommendation Change or (y) cause the Company to terminate this Agreement in order to, concurrently with or promptly after such termination, enter into a definitive agreement providing for the Superior Proposal, provided, concurrently with any such termination, the Company pays to Parent the fee required by Section 6.6(b)(ii)(B) and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect unless in advance of or concurrently with such termination, the Company pays to Parent the fee required by Section 6.6(b)(ii)(B); provided, however, that (1) the Board of Directors of the Company may not effect such an Adverse Recommendation Change and (2) no termination of this Agreement pursuant to this Section 5.2(b) may be made, in each case unless the Company has complied with all its obligations pursuant to this Section 5.2. No Adverse Recommendation Change or termination of this Agreement pursuant to this Section 5.2(b) may be made unless the Board of Directors shall have first provided four Business Days’ that are also business days in the United Kingdom prior written notice to Parent that it is prepared to (A) effect an Adverse Recommendation Change or (B) terminate this Agreement pursuant to this Section 5.2(b) in response to a Superior Proposal (a “Superior Proposal Notice”), which Superior Proposal Notice shall contain a description of the material terms and conditions of such Superior Proposal, together with any information required to be delivered to Parent concurrently therewith pursuant to Section 5.2(a).

(c) In addition to the other obligations of the Company set forth in this Section 5.2, the Company shall, as promptly as practicable and in any event within 24 hours after the receipt thereof, advise Parent orally and in writing of (A) any Takeover Proposal or any request for information or inquiry that expressly contemplates or could reasonably be expected to lead to a Takeover Proposal and (ii) the material terms and conditions of such Takeover Proposal, request or inquiry (including the identity of the bidder and any change to the financial terms, conditions or other material terms thereof) and copies of any written inquiries, correspondence, draft documentation, and written summaries of any material oral inquiries, discussions or negotiations. The Company shall (i) keep Parent reasonably informed of the status (including any change to the financial terms, conditions, or other material terms) of any such Takeover Proposal, request or inquiry on a reasonably current basis (and in any event at Parent’s request and otherwise no later than 24 hours after the occurrence of any material change, development, discussions or negotiations) and (B) provide to Parent, as soon as practicable and in any event within 24 hours after receipt or delivery thereof, copies of all draft agreements (and any other written material to the extent such material contains any financial terms, conditions or other material terms relating to any Takeover Proposal), written inquiries or correspondence sent by or provided to the Company (or its Representatives) in connection with any such Takeover Proposal. The Company shall not, and shall cause its Subsidiaries not to, enter into any Contract with any Person subsequent to the date of this Agreement, and neither the Company nor any of its Subsidiaries is party to any Contract, in each case that prohibits the Company from providing such information to Parent.

(d) Nothing contained in this Section 5.2 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act and (ii) making any disclosure to its stockholders if, in the good faith judgment of the Board of Directors of the Company (after consultation with outside legal counsel), failure so to disclose likely would be inconsistent with its fiduciary duties under applicable Law or advisable to comply with obligations under the federal securities Laws; provided, however, that the taking of any such position or making of any such disclosure (other than a “stop, look and listen” letter or similar communication contemplated by Rule 14d-9(f) under the Exchange Act) shall be subject to and only taken in compliance with Section 5.2(b).

(e) Nothing contained in this Section 5.2 shall prohibit the Company from responding to any unsolicited proposal or inquiry solely by advising the Person making such proposal or inquiry of the terms of this Section 5.2.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Preparation of the Proxy Statement; Stockholders Meeting.

(a) If the approval of this Agreement by the Company’s stockholders is required by applicable Law, the Company shall as promptly as practicable following the Offer Closing, prepare and file with the SEC a preliminary Proxy Statement. Each of the Company and Parent shall furnish all information concerning such Person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. Each of the Company and Parent shall use reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) shall include in such document or response all comments reasonably proposed by Parent. If, at any time prior to the Stockholders Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(b) At any time after the later of (A) the expiration of the time period contemplated by Rule 14a-6(a) under the Exchange Act and (B) the resolution of any comments on the Proxy Statement from the SEC, the Company shall (i) establish a record date (which will be as promptly as reasonably practicable), (ii) duly call and give notice of a meeting of its stockholders (the “Stockholders Meeting”) and (iii) cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after such record date, each for the purpose of obtaining the Stockholder Approval. The Company shall duly convene and hold the Stockholders Meeting as promptly as reasonably practicable after the mailing of the Proxy Statement; provided, however, that in no event shall such meeting be held later than 35 calendar days following the date the Proxy Statement is mailed to the Company’s stockholders. The notice of such Stockholders Meeting shall state that a resolution to approve this Agreement will be considered at the Stockholders Meeting. The Board of Directors of the Company shall recommend to stockholders of the Company that they approve this Agreement, and shall include such recommendation in the Proxy Statement. Notwithstanding the foregoing, if, following the Offer and any subsequent offering period and the exercise, if any, of the Top-Up Option, Parent and its Subsidiaries shall own at least 90% of the outstanding shares of the Company Common Stock, the parties hereto shall take all necessary and appropriate action, including with respect to the transfer to Merger Sub of any shares of Company Common Stock held by Parent or any Subsidiary of Parent, to cause the Merger to become effective as soon as practicable after the Offer Closing without the Stockholders Meeting in accordance with the DGCL.

(c) At the Stockholders Meeting, if any, Parent agrees to cause all shares of Company Common Stock acquired pursuant to the Offer and all other shares of Company Common Stock owned by Parent or any Subsidiary of Parent to be voted in favor of the Merger.

Section 6.2 Access to Information; Confidentiality.

The Company shall, and shall cause each of its Subsidiaries to, (i) afford to Parent and to Parent’s Representatives access upon reasonable advance notice and during normal business hours to all their respective properties, assets, books, records, Contracts, Permits, documents, information, directors, officers and employees, but only to the extent that such access does not unreasonably interfere with the business or operations of the Company and its Subsidiaries, and the Company shall, and shall cause each of its Subsidiaries to, furnish to Parent any information concerning its business as Parent may reasonably request and (ii) afford Parent and their respective Affiliates and Representatives access to the electronic dataroom or any other dataroom maintained by or on behalf of the Company as of the date hereof in connection with its exploration of strategic alternatives or otherwise; provided, however, that the Company shall not be required to (or to cause any of its Subsidiaries to) afford such access or furnish such information to the extent that doing so is restricted under applicable Law or otherwise would result in the loss of attorney-client privilege (provided that the Company shall use its reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege). Following the date of this Agreement and prior to the Effective Time, Parent may (but shall not be required to), following reasonable notice to the Company, contact and interview any Company Personnel and review the personnel records and such other information concerning the Company Personnel as Parent may reasonably request, provided such review is permitted by applicable Law. Except as required by any applicable Law or Judgment, Parent will hold, and will direct its Representatives to hold, any and all information received from the Company confidential in accordance with the Confidentiality Agreement as though such information constitutes “Confidential Information” under the Confidentiality Agreement. No investigation by Parent or Merger Sub shall affect the representations, warranties, covenants, agreements, rights or remedies of such parties set forth herein.

Section 6.3 Reasonable Best Efforts; Notice.

(a) The parties acknowledge that on May 16, 2012, Parent made its filings under the HSR Act with respect to the Offer and on May 21, 2012 the Company made its filings under the HSR Act with respect to the Offer, and that the waiting period under the HSR Act applicable to the Offer expired on May 31, 2012. Each of Parent, Merger Sub and the Company agrees to use its respective commercially reasonable efforts to promptly make any other required submissions under the HSR Act with respect to the Offer, the Merger and the other transactions contemplated by this Agreement. As promptly as practicable following the date hereof, each party shall make all other filings necessary or appropriate under any applicable foreign Competition Law in connection with the transactions contemplated hereby. To the extent permitted by applicable Law, the parties hereto shall request expedited treatment of any such filings and shall work together and shall furnish to one another such necessary information and reasonable assistance as the other may require in connection with its preparation of any filing or submission under any applicable Competition Law. After any filing or submission under any applicable Competition Law, to the extent permitted by applicable Law, the parties hereto shall keep one another apprised of the status of, and give each other advance notice of, and a meaningful opportunity to review, all communications with, and all inquiries or requests for additional information from, any applicable Governmental Entity, and shall comply promptly with any such reasonable inquiry or request. To the extent permitted by the relevant Governmental Entity, the parties hereto shall give each other advance notice of and permit each other to attend all in-person or telephonic meetings or conferences between one or more of the parties hereto and one or more Governmental Entity under any applicable Competition Law.

(b) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement, including using its reasonable best efforts to accomplish the following: (i) the satisfaction of the conditions precedent set forth in Exhibit A and Article VII, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, clearances, orders and authorizations from, and the giving of any necessary notices to, Governmental Entities and other Persons, (iii) the taking of all reasonable steps to provide any supplemental information requested by a Governmental Entity, including participating in meetings with officials of such entity in the course of its review of this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement, (iv) the execution and delivery of any additional instruments necessary to consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement and (v) not take any action that would be reasonably likely to materially delay or prevent the consummation of the transaction contemplated hereunder. In connection with and without limiting the generality of the foregoing, each of the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the Offer, the Merger and the other transactions contemplated by this Agreement, use its reasonable best efforts to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement.

(c) Except as prohibited by applicable Law, the Company shall promptly notify Parent of (i) any written notice or other written communication from any Person alleging that the consent of such Person is required in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement; (ii) its discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, cause any of the conditions to the Offer set forth in Exhibit A hereto to be not satisfied at the scheduled Expiration Date; and (iii) any suits, actions or proceedings commenced or threatened that relate to the consummation of this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement of which the Company has Knowledge; provided, however, that no such notification shall affect the representations, warranties, obligations, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(d) Each party shall give prompt notice to the party of (i) any representation or warranty made by it contained in this Agreement becoming untrue or (ii) the failure of it to perform any obligation, covenant or agreement to be performed by such party under this Agreement, in each case in any way that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement; provided, however, that no such notification shall affect the representations, warranties, obligations, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(e) Without limiting the generality of the foregoing, the Company shall give Parent the opportunity to participate in the defense of any litigation against the Company and/or its directors relating to the Offer, the Merger or the other transactions contemplated by this Agreement, and will obtain the prior written consent of Parent prior to settling or satisfying any such claim, it being understood and agreed that the Company shall control such defense and that this Section 6.3(e) shall not give Parent the right to direct such defense, except to the extent that Parent or Merger Sub is named as a defendant in such litigation and in that case solely as to the defense of Parent and Merger Sub.

Section 6.4 Equity Awards.

(a) The Company shall take such actions as may be required to effect the following:

(i) (A) as of the Offer Closing, each Company Stock Option that is then outstanding but not then vested or exercisable shall become exercisable in full, and (B) as of the Effective Time or, provided there shall have been validly tendered and not validly withdrawn prior to the Expiration Date that number of shares of Company Common Stock which, when added to the shares of Company Common Stock already owned by Parent and its Subsidiaries, represents more than 80% of the total number of outstanding shares of Company Common Stock as of the Expiration Date, the Offer Closing (the Effective Time or the Offer Closing, as the case may be, the “Option Cancellation Time” ), each Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the Option Cancellation Time shall be canceled, with the holder of such Company Stock Option becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount (if any) net to the holder in cash, without interest, equal to (I) the excess (if any) of (1) the Offer Price over (2) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (II) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Option Cancellation Time, which amount shall be payable to such holder at or as soon as practicable following the Option Cancellation Time (and in any event in a special payroll that occurs within three Business Days after the Option Cancellation Time);

(ii) at the Offer Closing each Company Director Unit that is outstanding immediately prior to the Offer Closing shall be canceled, with the holder of such Company Director Unit becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount net to the holder in cash, without interest, equal to the Offer Price multiplied by the maximum number of shares of Company Common Stock subject to such Company Director Unit immediately prior to the Offer Closing, which amount shall be payable to such holder at or as soon as practicable following the Offer Closing (and in any event within two Business Days);

(iii) at the Offer Closing, each unvested Company Restricted Share that is outstanding immediately prior to the Offer Closing shall become vested and free of any transfer restrictions and shall be treated in accordance with Section 3.1(c) if outstanding as of the Effective Time;

(iv) at the Offer Closing, each Company RSU that is outstanding immediately prior to the Offer Closing shall become vested and payable in whole shares of Company Common Stock (with any fractional Company RSUs settled in cash) in accordance with its terms, provided that if there shall have been validly tendered and not validly withdrawn prior to the Expiration Date that number of shares of Company Common Stock which, when added to the shares of Company Common Stock already owned by Parent and its Subsidiaries, represents more than 80% of the total number of outstanding shares of Company Common Stock as of the Expiration Date, each Company RSU that is outstanding immediately prior to the Offer Closing shall instead be canceled, with the holder of such Company RSU becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount net to the holder in cash, without interest, equal to the Offer Price multiplied by the maximum number of whole and fractional shares of Company Common Stock subject to such Company RSU immediately prior to the Offer Closing, which amount shall be payable to such holder at or as soon as practicable following the Offer Closing (and in any event in a special payroll that occurs within three Business Days after the Option Cancellation Time);

(v) with respect to the Purchase Plan, (A) participation shall be limited to those employees who are participants on the date of this Agreement (and the Company shall, as soon as reasonably practicable and permitted by the terms of the Purchase Plan, provide that such participants may not increase their payroll deductions or purchase elections from those in effect immediately prior to the date of this Agreement); (B) no Option Period (as defined in the Purchase Plan) or Purchase Period (within the meaning of the Purchase Plan) shall be commenced after the date of this Agreement; (C) if, with respect to an Option Period or Purchase Period in effect on the date of this Agreement, the Offer Closing Date occurs prior to the Purchase Date (as defined in the Purchase Plan) for such Option Period or Purchase Period, upon the Offer Closing Date, each purchase right under the Purchase Plan outstanding immediately prior to the Offer Closing Date shall be used to purchase from the Company whole and fractional shares of Company Common Stock (subject to the provisions of the Purchase Plan regarding the maximum number and value of shares purchasable per participant) at the applicable price determined under the terms of the Purchase Plan (subject to the limitations set forth in (A) of this paragraph) for the then outstanding Option Period or Purchase Period using such date as the final Purchase Date for such Option Period or Purchase Period, and any remaining accumulated but unused payroll deductions shall be distributed to the relevant participants without interest as promptly as practicable following the Offer Closing Date; and (D) the Purchase Plan shall terminate, effective upon the earlier of the Purchase Date for the Purchase Period in effect on the date of this Agreement and the Offer Closing Date.

(b) Simultaneous with the Offer Closing (or, in the case of Section 6.4(a)(i), as of the Option Cancellation Time), the Company shall cause consideration to be paid to the applicable holders in accordance with this Section 6.4, without interest and net of such amounts as the Company or any other Person is required to deduct and withhold with respect to the making of such payment under the Code or any other Law. To the extent that amounts are so withheld and paid over by any Person pursuant to this Section 6.4 to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person entitled to payment under this Section 6.4 in respect of which such deduction and withholding was made by a Person pursuant to this Section 6.4.

(c) The Company shall take all steps reasonably required to cause the transactions contemplated by this Section 6.4 in respect of each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

Section 6.5 Indemnification, Exculpation and Insurance.

(a) Parent and Merger Sub agree that the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time in favor of the current or former directors or officers of the Company and its Subsidiaries than are provided in the Company’s and its Subsidiaries’ respective certificates of incorporation or bylaws (or comparable organizational documents) as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights of individuals who were directors, officers, employees or agents of the Company and its Subsidiaries at or prior to the Effective Time, unless such modification shall be required by Law. Parent and Merger Sub further agree that any indemnification agreements of the Company (as in effect on the date of this Agreement) in favor of the Company’s directors and officers in the form filed as an exhibit to a Company SEC Report shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and such agreements shall not be modified for a period of six years from the Effective Time in any manner that would affect adversely the rights of individuals who were directors, officers, employees or agents of the Company and its Subsidiaries at or prior to the Effective Time, unless such modification shall be required by Law. From and after the Effective Time, Parent shall cause the Surviving Corporation to pay and perform in a timely manner such indemnification obligations.

(b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, or if Parent dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.5.

(c) From the Offer Closing through the sixth anniversary of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain in effect the Company’s current directors’ and officers’ liability insurance covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date of this Agreement; provided that Parent or the Surviving Corporation may (i) substitute therefor policies of any reputable insurance company or (ii) satisfy its obligation under this Section 6.5(c) by causing the Company to obtain, on or prior to the Closing Date, prepaid (or “tail”) directors’ and officers’ liability insurance policy at Parent’s expense, in each case, the material terms of which, including coverage and amount, are no less favorable to such directors and officers than the insurance coverage otherwise required under this Section 6.5(c); provided further that Parent and the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of 300% of the annual premium currently paid by the Company for such insurance; and provided further that if the annual premium of such insurance coverage exceeds such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any individual who is now, or who has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee or agent of the Company, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.5 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e) The provisions of this Section 6.5 are (i) intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise. Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 6.5 in connection with their successful enforcement of their rights provided in this Section 6.5.

Section 6.6 Fees and Expenses.

(a) Except as expressly set forth in this Section 6.6, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

(b) In the event that this Agreement is terminated (i) by Parent pursuant to Section 8.1(c) or (ii) by the Company pursuant to Section 8.1(g), then, in each such case, the Company shall pay Parent a fee equal to $115,000,000 (the “Termination Fee”) by wire transfer of same-day funds to an account designated by Parent, which payment shall be made (A) in the case of a termination by Parent pursuant to Section 8.1(c), within two Business Days after such termination and (B) in the case of a termination by the Company pursuant to Section 8.1(g), on the date of termination of this Agreement.

(c) In the event that (i) prior to the termination of this Agreement, any Takeover Proposal (for purposes of this Section 6.6(c), substituting 50% for the 15% thresholds set forth in the definition of Takeover Proposal) is publicly proposed or publicly disclosed and not irrevocably and publicly withdrawn and (ii) this Agreement is terminated by (x) Parent pursuant to Section 8.1(d) or (y) by Parent or the Company pursuant to Section 8.1(b)(i) as a result of the failure of the Minimum Tender Condition to be satisfied at the expiration of the Offer, and (iii) within 12 months after termination of this Agreement, (A) the Company enters into any acquisition agreement or other definitive agreement or Contract providing for any Takeover Proposal or (B) a transaction in respect of any Takeover Proposal shall have been consummated, then the Company shall pay to Parent the Termination Fee upon the earlier of the date on which such agreement was entered into or the date on which the transaction in respect of such Takeover Proposal is consummated.

(d) Notwithstanding anything to the contrary in this Agreement (including in Section 9.11) other than the proviso to this sentence, the parties agree that the payment of the Termination Fee shall be the sole and exclusive remedy available to Parent and Merger Sub with respect to this Agreement in the event the Termination Fee becomes due and payable under the terms of this Agreement, and, upon payment of the Termination Fee, the Company shall have no further liability to Parent and Merger Sub hereunder; provided that the foregoing limitation shall not apply in the event of any liabilities or damages incurred or suffered by Parent or Merger Sub in the case of a breach of this Agreement involving fraud or willful misconduct.

Section 6.7 Public Announcements.

The parties agree that the initial press release(s) to be issued with respect to the transactions contemplated by this Agreement shall be in the form(s) agreed to by the parties. Except with respect to any Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before making, and give each other a reasonable opportunity to review and comment upon, any press release with respect to this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such reasonably practicable consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

Section 6.8 Merger Sub and Surviving Corporation Compliance.

Parent shall cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement and prior to the Offer Closing Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

Section 6.9 Directors.

(a) Effective upon the Offer Closing, and at all times thereafter, Parent shall be entitled to designate, from time to time, such number of members of the Board of Directors of the Company as will give Parent, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, representation equal to at least that number of directors, rounded up to the next whole number, that is the product of (a) the total number of directors (giving effect to the directors elected or appointed pursuant to this sentence) multiplied by (b) the percentage that (i) the number of shares of Company Common Stock beneficially owned by Parent and its Subsidiaries (including shares of Company Common Stock accepted for payment pursuant to the Offer) bears to (ii) the number of shares of the Company Common Stock then outstanding; provided, however, that in the event that Parent’s designees are appointed or elected to the Board of Directors of the Company, until the Effective Time Parent shall use its reasonable best efforts to cause the Board of Directors of the Company to have at least three Continuing Directors. The Company shall promptly take all action requested by Parent necessary or desirable to effect any such election or appointment, including (A) increasing the size of the Board of Directors of the Company (including by amending the Company Bylaws if necessary to increase the size of the Board of Directors of the Company), (B) filling vacancies or newly created directorships on the Board of Directors of the Company and (C) obtaining the resignation of such number of its current directors as is, in each case, necessary to enable such designees to be so elected or appointed to the Board of Directors of the Company in compliance with applicable Law (including, to the extent applicable prior to the Effective Time, Rule 10A-3 under the Exchange Act and applicable NASDAQ Rules). The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 6.9(a), including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, and the Company agrees to make such mailing concurrently with the mailing of the Schedule 14D-9. Parent and Merger Sub shall provide to the Company on a timely basis all information required to be included in the Information Statement with respect to such designees and with respect to Parent’s officers, directors and Affiliates. After the Offer Closing, the Company shall also, upon Parent’s request, cause the directors elected or designated by Parent to the Board of Directors of the Company to serve on and constitute the same percentage (rounded up to the next whole number) as is on the Board of Directors of the Company of (i) each committee of the Board of Directors of the Company, except for any committee established to take action with respect to the subject matter of this Agreement, (ii) the board of directors of each Subsidiary of the Company and (iii) each committee (or similar body) of each such board, in each case to the extent permitted by applicable Law and the NASDAQ Marketplace Rules.

(b) Following the election or appointment of Parent’s designees pursuant to Section 6.9(a) and prior to the Effective Time, the affirmative vote of a majority of the Continuing Directors then in office (or, if there shall only be one or two Continuing Directors then in office, all of such Continuing Directors then in office) shall be required to authorize the Company to consent (a) to amend or terminate this Agreement, (b) to waive any of the Company’s rights or remedies under this Agreement, (c) to extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub, (d) to amend the Company Charter or Company Bylaws; (e) to authorize any agreement between the Company and any of its Affiliates, on the one hand, and Parent, Merger Sub or any of their Affiliates on the other hand, or (f) to make any other consent or take any other action by the Company with respect to the Offer, the Merger or any of the other transactions contemplated by this Agreement; provided, that any such authorization shall (A) not be effective unless there is in office at least one Continuing Director and (B) constitute the authorization of the Board of Directors of the Company, and no other action on the part of the Company, including any action by any committee thereof or any other director of the Company, shall, unless otherwise required by Law, be required or permitted. For purposes of this Agreement, a “Continuing Director” shall mean a member of the Company’s Board of Directors who is a member of the Company’s Board of Directors on the date of this Agreement. If the number of directors who are Continuing Directors is reduced to below three prior to the Effective Time, the remaining Continuing Directors shall be entitled to designate an individual to fill such vacancy who is not a current or former officer, director, employee or consultant of Parent or any of its Subsidiaries (a “Parent Insider”) and who shall be deemed a Continuing Director for all purposes of this Agreement, and the Company shall cause such designee to be appointed to the Board of Directors of the Company. If, notwithstanding compliance with the foregoing provisions, the number of Continuing Directors is reduced to zero, then the other directors on the Board of Directors of the Company shall designate and appoint to the Board of Directors of the Company three individuals who are not Parent Insiders who shall be deemed Continuing Directors for all purposes of this Agreement. The Continuing Directors shall have the authority to retain such counsel (which may include current counsel to the Company) and other advisors at the expense of the Company as determined by the Continuing Directors and shall have the authority to institute any action on behalf of the Company to enforce performance of this Agreement or any of the Company’s rights hereunder, in each case to the extent reasonably appropriate to the exercise and discharge of their fiduciary and other duties.

(c) Prior to the Offer Closing, other than with respect to any directors identified by Parent in writing to the Company at least two (2) days prior to the Closing and other than as set forth in this Section 6.9 as to Continuing Directors, the Company shall use its reasonable best efforts to deliver to the Company resignations executed by each director of the Company and its Subsidiaries in office immediately prior to the Effective Time which resignations shall be effective at the earlier of (i) the Effective Time and (ii) resignation of any director of the Company pursuant to Section 2.6.

Section 6.10 Rule 14d-10 Matters.

Notwithstanding anything in this Agreement to the contrary, the Company will not, after the date hereof, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any Company Personnel unless, prior to such entry into, establishment, amendment or modification, the Compensation Committee shall have taken all such steps as may be necessary to (i) approve as an Employment Compensation Arrangement each such plan, program, agreement or arrangement and (ii) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement or arrangement.

Section 6.11 Company Benefit Plan Matters.

(a) Until December 31, 2012, Parent shall, or shall cause its Subsidiaries to, provide to Persons who are employed by the Company or any of its Subsidiaries immediately prior to the Offer Closing and who remain in the employment of the Company and its Subsidiaries on or after the Offer Closing (the “Continuing Employees”) compensation (including base salary and incentive and bonus opportunities) and benefits (including paid time off, 401(k), health and severance) under the Company Benefit Plans and Company Benefit Agreements as in effect and at levels comparable in the aggregate to those provided immediately prior to the Offer Closing (excluding equity-based benefits). Thereafter until December 31, 2013, Parent shall, or shall cause its Subsidiaries to, provide the Continuing Employees with, at Parent’s option, either (i) benefits that are, in the aggregate, comparable to those provided under the Company Benefit Plans immediately prior to the Offer Closing or (ii) such benefits as Parent or its Subsidiaries may provide similarly situated employees under the Parent Benefit Plans.

(b) The service of each Continuing Employee with the Company or any of its Subsidiaries (or any predecessor employer) prior to the Offer Closing shall be treated as service with Parent and its Subsidiaries for purposes of each (A) “employee pension benefit plan” (as defined in Section 3(2) of ERISA), (B) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), (C) post-retirement or employment health or medical plan, program, policy or arrangement, (D) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (E) severance, change in control, retention or termination plan, program, policy or arrangement or (F) other material compensation or benefit plan, program, policy or arrangement, including fringe benefits, vacation pay, service awards and reimbursement of moving expenses sponsored or maintained by the Parent or any Subsidiary, as applicable (each, a “Parent Benefit Plan”), for purposes of eligibility and vesting and solely for vacation and severance plans, for purposes of benefit accrual, but not in any case where credit would result in duplication of benefits.

(c) Following the Offer Closing, for purposes of each Parent Benefit Plan in which any Continuing Employee or his or her eligible dependents is eligible to participate after the Offer Closing, Parent shall, or shall cause its Subsidiaries to, (i) waive any pre-existing condition, exclusion, actively-at-work requirement or waiting period to the extent such condition, exclusion, requirement or waiting period was satisfied or waived under the comparable Company

Benefit Plan or Company Benefit Agreement as of the Offer Closing (or, if later, any applicable plan transition date) and (ii) provide full credit for any co-payments, deductibles or similar payments made or incurred prior to the Offer Closing for the plan year in which the Offer Closing (or such transition date) occurs.

(d) Parent shall, and shall cause its Subsidiaries to, honor, in accordance with its terms, each Company Benefit Plan and Company Benefit Agreement and all obligations thereunder, including any rights or benefits arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event), and Parent hereby acknowledges that the consummation of the Offer and the Merger constitutes a change of control or change in control, as the case may be, for all purposes under such Company Benefit Plans and Company Benefit Agreements.

(e) Nothing in this Agreement shall be construed as requiring Parent or any of its Subsidiaries to employ any Continuing Employee for any length of time following the Offer Closing; provided that the foregoing does not affect any rights of a Continuing Employee to any applicable severance or change of control arrangements as in effect on the date of this Agreement. Nothing in this Agreement, express or implied, shall be construed to prevent Parent or any of its Subsidiaries from (i) terminating, or modifying the terms of employment of, any Continuing Employee following the Offer Closing or (ii) terminating or modifying to any extent any Company Benefit Plan, Company Benefit Agreement, Parent Benefit Plan or any other employee benefit plan, program, agreement or arrangement that Parent or any of its Subsidiaries may establish or maintain. No covenant or other undertaking in this Agreement shall constitute an amendment to any employee benefit plan, program, policy or arrangement, and any covenant or undertaking that suggests that an employee benefit plan, program, policy or arrangement will be amended shall be effective only upon the adoption of a written amendment in accordance with the amendment procedures of such plan, program, policy or arrangement.

Section 6.12 Convertible Notes.

(a) The Company shall cause to be filed with the Trustee and to be mailed to each holder of Convertible Notes (each, a “Holder”), a notice of the expected Effective Time in accordance with the terms of each of (i) the Indenture dated as of August 9, 2005 and (ii) the Senior Indenture dated as of November 7, 2011, as amended pursuant to the First Supplemental Indenture dated as of November 7, 2011, in each case between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (collectively, the “Indentures”), as promptly as possible after the date hereof, and in any event within two Business Days.

(b) After the Effective Time and prior to the time specified in the applicable Indenture, the Surviving Corporation shall deliver to the trustee under the Indentures and all Holders a notice of the Effective Time containing the information required by the Indentures. The Surviving Corporation shall take all such further actions as may be necessary to comply with all of the terms and conditions of each of the Indentures.

Section 6.13 Takeover Laws.

The Company shall, upon the request of Parent or the Purchaser, (a) take all reasonable steps to exclude the applicability to the Merger or any other transaction contemplated hereby of any Takeover Laws, and (b) assist in any challenge by Parent or the Merger Sub to the validity, or the applicability to the Offer, the Merger or any other transaction contemplated by this Agreement, of any Takeover Laws.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger.

The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Stockholder Approval shall have been obtained if required by applicable Law to approve the Merger;

(b) No Injunctions or Legal Restraints. No temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, “Legal Restraints”) that has the effect of preventing the consummation of the Merger shall be in effect;

(c) Purchase of Company Common Stock in the Offer. Merger Sub shall have previously accepted for payment, or caused to be accepted for payment, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer prior to the Expiration Date; and

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination.

This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Effective Time, whether before or after the Stockholder Approval has been obtained, upon written notice (other than in the case of Section 8.1(a) below) from the terminating party to the non-terminating party specifying the subsection of this Section 8.1 pursuant to which such termination is effected:

(a) subject to Section 6.9(b), by mutual written consent of Parent, Merger Sub and the Company;

(b) by either Parent or the Company, if:

(i) the Offer Closing shall not have occurred prior to September 30, 2012 (the “Termination Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose action or failure to act has been the principal cause of, or primarily resulted in, the failure of the Offer Closing to occur prior to such date and such action or failure to act was not otherwise expressly permitted under this Agreement;

(ii) any Legal Restraint (other than a temporary restraining order) that has the effect of preventing the consummation of the Offer or the Merger shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party which is then in breach of Section 6.3 of this Agreement and such breach has been a principal cause of such Legal Restraint being or remaining in effect; or

(iii) any Legal Restraint that has the effect of delaying the consummation of the Offer beyond the Termination Date shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to any party which is then in breach of Section 6.3 of this Agreement and such breach has been a principal cause of such Legal Restraint being or remaining in effect;

(c) prior to the Offer Closing, by Parent, in the event an Adverse Recommendation Change has occurred (whether or not in compliance with Section 5.2);

(d) prior to the Offer Closing, by Parent, if the Company shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its obligations, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in paragraph (d) or (e) of clause (iii) of Exhibit A and (ii) is incapable of being cured by the Company by the Termination Date or, if capable of being cured by the Company by the Termination Date, the Company does not commence to cure such breach or failure within ten Business Days after its receipt of written notice thereof from Parent and use its reasonable best efforts to pursue such cure thereafter;

(e) prior to the Offer Closing, by the Company, if Parent or Merger Sub shall have breached in any material respect any of its representations or warranties contained in this Agreement or Parent or Merger Sub shall have failed to perform in any material respect all obligations, covenants or agreements required to be performed by them under this Agreement at or prior to the Offer Closing, in each case, which breach or failure to perform (i) is incapable of being cured by Parent or Merger Sub by the Termination Date or, if capable of being cured by Parent by the Termination Date, Parent and Merger Sub do not commence to cure such breach or failure within ten Business Days after their receipt of written notice thereof from the Company and use their reasonable best efforts to pursue such cure thereafter and (ii) in any way would reasonably be expected to prevent, materially impede or materially delay the consummation by Parent or Merger Sub of the Offer, the Merger or the other transactions contemplated by this Agreement;

(f) prior to the Offer Closing, by the Company, if the Offer has expired in accordance with its terms and has not been extended by Merger Sub, and Merger Sub has not accepted for payment within three Business Days following such expiration all shares of Company Common Stock validly tendered and not validly withdrawn; and

(g) by the Company to enter into a Superior Proposal in accordance with the terms and subject to the conditions of Section 5.2(b).

Section 8.2 Effect of Termination.

In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers or directors, except that (a) the last sentence of Section 6.2, Section 6.6, this Section 8.2 and Article IX shall survive such termination and (b) the termination of this Agreement shall not relieve or release any party hereto from any liability arising out of its willful breach of this Agreement or any fraud; provided that a breach of Section 4.2(e) shall be deemed a willful breach of this Agreement.

Section 8.3 Amendment.

Subject to Section 6.9(b), this Agreement may be amended by the parties hereto at any time, whether before or after the Offer Closing shall have occurred or the Stockholder Approval, if required by applicable Law, has been obtained; provided, however, that (a) after the Offer Closing, there shall be no amendment that decreases the Merger Consideration and (b) after the Stockholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.4 Extension; Waiver.

At any time prior to the Effective Time, the parties may, subject to Section 6.9(b), (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Stockholder Approval has been obtained, there shall be made no waiver that by Law requires further approval by stockholders of the Company without the further approval of such stockholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party which specifically sets forth the terms of such extension or waiver. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Nonsurvival of Representations and Warranties.

None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time. The Confidentiality Agreement shall survive any termination of this Agreement, and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

Section 9.2 Notices.

All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or sent by facsimile (which is confirmed), or if mailed, three days after mailing (one Business Day in the case of express mail or overnight courier service), as follows (or at such other address for a party as shall be specified by notice given in accordance with this Section 9.2):

if to Parent or Merger Sub, to:

980 Great West Road Brentford Middlesex, England
TW8 9GS Facsimile: +44 20 8047-6905 Attention: Corporate Secretariat

with a copy (which shall not constitute notice) to:

2301 Renaissance Boulevard
King of Prussia, Pennsylvania Facsimile: 610-787-7084 Attention: VP Legal Operations and Business Development

with copies (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza

New York, New York 10006
Facsimile: 212-225-3999 (confirmed by e-mail boreilly@cgsh.com)
Attention: Victor I. Lewkow
Benet J. O’Reilly

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Facsimile: 212-403-2000 (confirmed by email dklam@wlrk.com)
Attention: Adam O. Emmerich
David K. Lam

if to the Company, to:

14200 Shady Grove Road
Rockville, Maryland 20850-7464 Facsimile: (301) 517-8831 (confirmed by email jim_davis@hgsi.com) Attention: James H. Davis, Ph.D with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, NW Washington, DC 20005 Facsimile: (202) 393-5760 (confirmed by email marc.gerber@skadden.com)
Attention:Michael P. Rogan
Marc S. Gerber

DLA Piper LLP (US)
The Marbury Building 6225 Smith Avenue Baltimore, MD 21209
Facsimile: (410) 580-3266 (confirmed by email jason.harmon@dlapiper.com) Attention: Robert W. Smith, Jr.
Jason C. Harmon

Section 9.3 Definitions.

For purposes of this Agreement:

(a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person;

(b) “Beneficial Ownership” has the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder;

(c) “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by applicable Law to close in New York, New York; provided, that in connection with the Offer, Business Day shall have the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act;

(d) “Knowledge” as it relates to the Company, means with respect to any matter in question, the actual knowledge of any of those individuals listed on Section 9.3(d) of the Company Disclosure Schedule;

(e) “Material Adverse Effect” means any state of facts, condition, change, development or event with respect to the Company (each, an “Event”) that, individually or in the aggregate, (i) results in or is reasonably likely to result in a material adverse effect on the business, assets, liabilities, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) prevents, materially impedes or materially delays the consummation of the Offer to a date following the Termination Date or prevents, materially impedes or delays the Merger; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect pursuant to clause (i) above: (A) any Events generally affecting the industry in which the Company primarily operates or the economy, or financial or capital markets, in the United States or elsewhere in the world; (B) any Events arising from or otherwise relating to any act of terrorism, war, national or international calamity or any other similar event; (C) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (whether such projections, forecasts or predictions were made by the Company or independent third parties) for any period ending on or after the date of this Agreement (but not the underlying cause thereof); (D) any Events resulting from or arising out of any change in GAAP or changes in applicable Law or the interpretation thereof by Governmental Entities, in each case after the date hereof; (E) any Events (including, assuming the Company’s compliance with Section 5.1(a), any loss of employees or any loss of, or any disruption in, supplier, customer, licensor, licensee, partner or similar relationships) attributable to the announcement or pendency of the Offer, the Merger or any of the other transactions contemplated by this Agreement, (F) any Events resulting from changes in the market price or trading volume of the Company Common Stock (but not the underlying cause thereof), (G) the determination by, or delay of a determination by, the FDA or any other Health Authority, or any panel or advisory body empowered or appointed thereby, after the date of this Agreement, with respect to the approval or non-approval of new products, new methods of delivery or new dosages for existing products, of the Company or its Subsidiaries or any of the Company’s collaboration partners or competitors, or (H) the result of any clinical trial sponsored by the Company, any of the Company’s Subsidiaries, or any of the Company’s collaboration partners or competitors, excluding from this proviso, in the case of clauses (A), (B) and (D), any Event which disproportionately affects, individually or together with other Events, in a material way, the Company and its Subsidiaries when compared to other Persons operating in the industry in which the Company and its Subsidiaries operate;

(f) “Permitted Liens” means (i) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto, which do not materially impair the value of such properties or the use of such property by the Company or any of its Subsidiaries in the operation of its respective business, (ii) Liens for Taxes not yet due and payable, that are being contested in good faith and for which adequate reserves have been recorded, (iii) Liens for assessments and other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, repairmen’s, workers’ and similar Liens incurred in the ordinary course of business, consistent with past practice, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (iv) Liens incurred in the ordinary course of business, consistent with past practice, in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations and (v) Liens incurred in the ordinary course of business consistent with past practice that are not reasonably likely to adversely interfere in any material respect with the use of properties or assets encumbered thereby.

(g) “Person” means any natural person, corporation, limited liability company, partnership, joint venture, trust, business association, Governmental Entity or other entity; and

(h) a “Subsidiary” of any Person shall mean any other Person (i) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other Person are, now or hereafter, owned or controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other Person is, now or hereafter, owned or controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists.

Section 9.4 Exhibits, Annexes and Schedules; Interpretation.

The headings contained in this Agreement or in any Exhibit, Annex or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule, Annex or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to an Article, Section, Subsection, Exhibit or Schedule, such reference shall be to a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. For all purposes hereof, the terms “include”, “includes” and “including” shall be deemed followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a Person are also to its permitted successors and assigns. References to matters disclosed in the Filed Company SEC Documents are made without giving effect to any amendment to any such Filed Company SEC Document filed on or after the date hereof. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 9.5 Counterparts.

This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.6 Entire Agreement; No Third Party Beneficiaries.

This Agreement together with the Exhibits hereto and the Company Disclosure Schedule, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, except for the Confidentiality Agreement. Nothing in this agreement, express or implied, is intended to confer upon any Person other than the parties hereto (and their respective successors and assigns) any rights (legal, equitable or otherwise) or remedies, whether as third party beneficiaries or otherwise, except (a) for the third-party beneficiaries contemplated by Section 6.5, (b) the non-breaching party shall have sought specific performance and, notwithstanding Section 9.11, a court declines to order specific performance of the parties’ obligations under this Agreement, the parties agree that following termination of this Agreement in accordance with its terms, they are entitled to seek damages, including in the case of the Company damages based upon the loss of the economic benefits to the Company’s stockholders of the transactions contemplated by this Agreement in the event of Parent’s or Merger Sub’s fraud or willful or intentional breach of this Agreement, which right is hereby acknowledged by Parent and Merger Sub and (c) from and after the Effective Time, holders of shares of the Company Common Stock shall have the right to receive the Merger Consideration pursuant to the terms and conditions of Article III.

Section 9.7 Governing Law.

This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof or that would cause the Laws of any jurisdiction other than the State of Delaware to apply.

Section 9.8 Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, whether by merger, operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

Section 9.9 Consent to Jurisdiction; Service of Process; Venue.

Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated by this Agreement (and agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its Subsidiaries except in such courts). Each of the parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated by this Agreement in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal court of the United States of America sitting in the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 9.10 Waiver of Jury Trial.

Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no Representative of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 9.10.

Section 9.11 Enforcement.

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal court of the United States of America sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at Law or in equity. Each party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the party seeking such injunction, specific performance or other equitable relief has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or equity. In the event that any party seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, such party shall not be required to provide any bond or other security in connection with any such injunction or other Judgment.

Section 9.12 Consents and Approvals.

For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing and executed and delivered to the other parties by a Person duly authorized by such party to do so.

Section 9.13 Severability.

If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or unenforceable in any respect, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.14 Joint and Several Liability; Obligation of Parent.

Parent and Merger Sub hereby agree that they will be jointly and severally liable for all covenants, agreements, obligations and representations and warranties made by either of them in this Agreement. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action and a guarantee of the payment and performance thereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

GLAXOSMITHKLINE PLC

By:	/s/ Victoria White
	Name:	Victoria White
	Title	Company Secretary for and on behalf of GlaxoSmithKline plc

H. ACQUISITION CORP.

By:	/s/ Chester Koczynski
	Name:	Chester Koczynski
	Title	President

HUMAN GENOME SCIENCES, INC.

By:	/s/ H. Thomas Watkins
	Name:	H. Thomas Watkins
	Title	President/CEO

EXHIBIT A

CONDITIONS OF THE OFFER

Capitalized terms used in this Exhibit A and not otherwise defined herein shall have the meanings assigned to them in the Agreement to which it is attached (the “Merger Agreement”). Notwithstanding any other provisions of this Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any tendered shares of Company Common Stock if:

(i) there shall not be validly tendered (excluding shares of Company Common Stock subject to notices of guaranteed delivery for which shares have not been delivered to Merger Sub) and not validly withdrawn prior to the Expiration Date that number of shares of Company Common Stock which, when added to the shares of Company Common Stock already owned by Parent and its Subsidiaries, represents at least a majority of the total number of outstanding shares of Company Common Stock on a fully diluted basis (excluding shares of Company Common Stock issuable under the Rights Agreement or subject to the Top-Up Option) as of the Expiration Date (the “Minimum Tender Condition”);

(ii) any of the following events shall exist on the Expiration Date or immediately prior to the Offer Closing:

(a) there shall be any Law or Judgment enacted, enforced, amended, issued, in effect or deemed applicable to the Offer, by any Governmental Entity the effect of which is to directly or indirectly make illegal or otherwise prohibit or materially delay consummation of the Offer or the Merger or Parent or Merger Sub’s full rights of ownership and voting of the shares of Company Common Stock or Merger Sub’s ownership or operation of the Company;

(b) there shall exist or be instituted or pending any claim, suit, action or proceeding by any Governmental Entity seeking any of the consequences referred to in paragraph (a) above;

(c) there shall have occurred following the execution of this Agreement any Event which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(d) (1) any representation or warranty of the Company set forth in Section 4.1(c) shall not be true and correct in all but de minimis respects as of the date of the Agreement and at all times prior to the consummation of the Offer as if made at and as of such time, except to the extent such representations and warranties relate to an earlier time (in which case on and as of such earlier time);

(2) any representation or warranty of the Company set forth in Section 4.1(s) shall not be true and correct in all respects as of the date of the Agreement and at all times prior to the consummation of the Offer as if made at and as of such time;

(3) any of the representations and warranties of the Company set forth in the first sentence of Section 4.1(a), in Section 4.1(d)(i) or in Section 4.1(e)(ii)(B) that (A) are qualified as to materiality or Material Adverse Effect shall not be true and correct in all respects and (B) are not so qualified shall not be true and correct in any material respect, in each case as of the date of the Agreement and at all times prior to the consummation of the Offer as if made at and as of such time, except to the extent such representations and warranties relate to an earlier time (in which case on and as of such earlier time);

(4) any representations and warranties of the Company set forth in the Agreement (other than those listed in the preceding clauses (1), (2) and (3)) shall not be true and correct as of the date of the Agreement and at all times prior to the consummation of the Offer as if made at and as of such time, except to the extent such representations and warranties relate to an earlier time (in which case on and as of such earlier time), except in the case of this clause (4) to the extent that the facts or matters as to which such representations and warranties are not so true and correct (without giving effect to any qualifications and limitations as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect; or

(e) the Company shall have failed to perform in any material respect any obligation, agreement or covenant required to be performed by it under the Agreement and such failure to perform shall not have been cured;

(f) Parent and Merger Sub shall not have received a certificate executed by the Company’s Chief Executive Officer and Chief Financial Officer confirming on behalf of the Company that the conditions set forth in clauses (c), (d) and (e) of paragraph (iii) of this Exhibit A are duly satisfied immediately prior to the Offer Closing;

(g) the Company shall have entered into a definitive agreement or agreement in principal with any Person with respect to a Takeover Proposal;

(h) the Company Board of Directors shall have made an Adverse Recommendation Change; or

(iii) the Company and Parent shall have reached an agreement that the Offer or the Agreement be terminated, or the Agreement shall have been terminated in accordance with its terms.

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate and/or modify the Offer pursuant to the terms of the Agreement.

The foregoing conditions are for the sole benefit of Parent and Merger Sub, may be asserted by Parent or Merger Sub regardless of the circumstances (including any action or inaction by Parent or Merger Sub, provided that nothing herein shall relieve any party hereto from any obligation or liability such party has under the Agreement) giving rise to any such conditions and may be waived by Parent or Merger Sub in whole or in part at any time and from time to time in their sole discretion (except for the Minimum Tender Condition), in each case, subject to the terms of the Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.